Exhibit (a)(1)

                               Cirrus Logic, Inc.

          Offer to Exchange Certain Outstanding Options for New Options

================================================================================
               This Offer and the related withdrawal rights expire
                  at 12:00 midnight, Pacific time, on December
                    20, 2002, unless this Offer is extended.
================================================================================

     Cirrus Logic, Inc., which we refer to as "we" or "Cirrus Logic," is offering option holders who are current employees the opportunity to exchange outstanding stock options pursuant to the Option Plans (as defined below) for new options to purchase shares of our common stock, par value $0.001 (the "New Options"). If you choose to tender any Options (as defined below), you must tender all of your Options. For each Option you properly tender (a "Tendered Option") that we accept for exchange, you will receive a New Option exercisable for the number of shares that were subject to the Tendered Option multiplied by three-fourths (0.75), as adjusted for any stock split, combination or similar event occurring prior to the grant date of the New Options. However, we will not issue any New Options exercisable for fractional shares. Instead, we will round up to the nearest whole number. For purposes of this Offer (as defined below), an "option" means a particular option grant to purchase a certain number of shares of our common stock. Members of our Board of Directors and our executive officers are not eligible to participate in this Offer.

     For purposes of this Offer, an "Option" is an option to purchase shares of our common stock that is currently outstanding under any of the following stock option plans or arrangements (all such plans and arrangements are sometimes hereinafter referred to as the "Option Plans"):

     (1) the Cirrus Logic, Inc. 1996 Stock Plan, as the same may have been amended, modified and/or supplemented from time to time until the date hereof;

     (2) the ShareWave, Inc. 1996 Flexible Stock Incentive Plan that we assumed in connection with our acquisition of ShareWave, Inc., as the same may have been amended, modified and/or supplemented from time to time until the date hereof;

     (3) the Stream Machine Company 2001 Stock Plan that we have assumed in connection with our acquisition of Stream Machine Company, as the same may have been amended, modified and/or supplemented from time to time until the date hereof; and

     (4) the Cirrus Logic, Inc. 2002 Stock Option Plan, as the same may be amended, modified and/or supplemented from time to time until the date hereof.

     We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended, modified and/or supplemented from time to time, constitute the "Offer") including our right to accept or reject any Options tendered in response to this Offer. Participation in this Offer is completely voluntary. You are not required to accept this Offer. If you choose to accept this Offer, you must tender all, and not less than all, of your Options. Accordingly, if you choose to tender one or more of your Options, but not all of them, you will automatically be deemed not to have tendered any of your Options and your tender will be rejected, unless cured prior to the Expiration Date (as defined below).

     Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept, promptly after the expiration of this Offer, all properly tendered Options that have not been validly withdrawn.

     This Offer is subject to conditions described in Section 7 of this Offer to Exchange, but is not conditioned upon a minimum number of Options being tendered.

     We will grant you a New Option under either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan, as will be determined by our Board of Directors on the date of grant for each of your Tendered Options that we accept for exchange. Although we intend to grant most (or, depending on the total number of Tendered Options, all) of the New Options under the Cirrus Logic, Inc. 2002 Stock Option Plan, we will be unable to determine under which of the two Option Plans some or all of your Tendered Options will be granted until the Expiration Date. There are no material differences between the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan. For a brief description of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan, see Section 9 of this Offer to Exchange.

     All of the New Options will be non-statutory or "non-qualified" stock options. If your Tendered Options are non-qualified stock options, the New Options you receive in exchange for those Tendered Options will likewise be non-qualified stock options. If your Tendered Options are incentive stock options, within the meaning of the Internal Revenue Code, the New Options you receive in exchange for those Tendered Options will be non-qualified stock options. Because your New Options will not qualify as incentive stock options, when you exercise your New Options you will recognize taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. Accordingly, by participating in this Offer, you will no longer qualify for the more favorable tax treatment that may have been available to you had you not exchanged your Options that qualified as incentive stock options for New Options. For a description of the tax treatment of incentive stock options, see Section 9 of this Offer to Exchange.

     We will only grant you a New Option if you continue to be an employee of Cirrus Logic or one of our subsidiaries through the grant date of the New Option. If you cease to be employed by Cirrus Logic or one of our subsidiaries after we accept your Tendered Options for exchange and cancellation and prior to the grant date of the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your Tendered Options.

     The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date the Tendered Options are accepted for exchange and cancelled. The exercise price per share of the New Options will be equal to "Market Price" of our common stock calculated according to either clause (1) or (2) below, as the case may be:

     (1) If our common stock is publicly traded on any exchange or national market system on the date of the grant:

          (i) the last reported sale price of our common stock on the Nasdaq National Market on the date of grant of the New Options; or

          (ii) if our common stock is listed on an established stock exchange or national market system other than the Nasdaq National Market, the closing sales price as

                                      (ii)
               quoted on such exchange or system for the last market trading day prior to the date of grant of the New Options, in the case of either clause (i) or this clause (ii), as reported in The Wall Street Journal or such other source as our Board of Directors deems reliable.

     (2) If our common stock is not publicly traded on any exchange or national market system on the date of the grant:

          (i) the exercise price of the New Options issued under the Cirrus Logic, Inc. 1996 Stock Plan will be either (a) the mean between the high bid and low asked prices for our common stock on the last market trading day prior to the date of grant if our common stock is regularly quoted by a recognized securities dealer, but selling prices are not reported or (b) determined in good faith by our Board of Directors if there is no established market for our common stock; and

          (ii) the exercise price of the New Options issued under the Cirrus Logic, Inc. 2002 Stock Option Plan will be the average of the last reported closing bid and ask prices of our common stock on the Nasdaq Small Cap Market on such date (or, if no closing prices were reported on that date, on the last trading date on which closing prices were reported) as reported in The Wall Street Journal or such other source as our Board of Directors deems reliable.

     Your New Options will vest according to the following vesting schedule:

     (1) 20% of the number of shares of our common stock underlying your New Options, on the six-month anniversary of the date of grant of such New Options;

     (2) 20% of the number of shares of our common stock underlying your New Options, on the twelve-month anniversary of the date of grant of such New Options; and

     (3) 1/36 of the remaining number of shares of our common stock underlying your New Options, on the first day of each succeeding month after the twelve-month anniversary of the date of the grant of such New Options until the New Options are fully exercisable.

     All Tendered Options accepted by us pursuant to this Offer will be cancelled.

     If you elect not to participate in this Offer, your Options will remain outstanding in accordance with their terms.

     As of November 18, 2002, options to purchase 10,889,009 shares of our common stock were issued and outstanding under our various Option Plans.

     Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Options for exchange. You must make your own decision whether to tender your Options taking into account your own personal circumstances and preferences. Members of our Board of Directors and our executive officers are not eligible to participate in this Offer.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "CRUS." On November 18, 2002 the last reported sale price of our common stock on the Nasdaq National Market was $4.07 per share.

                                     (iii)

     The exercise price of your New Options may be higher or lower than the current price of our common stock, and it may be higher or lower than the exercise price per share of your Tendered Options. The market price of our common stock has declined substantially over the last two years and has been subject to high volatility. Our common stock may trade at prices below the exercise price per share of the New Options. In that case, depending on the exercise price of your Tendered Options and other factors, the New Options may be less valuable than your Tendered Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept this Offer.

     You should direct any questions about this Offer and requests for additional copies of this Offer to Exchange, the Letter of Transmittal or any of the other related documents to the following:

                               Cirrus Logic, Inc.
                                2901 Via Fortuna
                               Austin, Texas 78746
                      Attn: Stock Administration Department
                   Bonnie Niemtschk, Telephone: (512) 851-4359
                   Rosalind Chavoya, Telephone: (512) 851-4371
                      E-mail Address: stockadmin@cirrus.com

     We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange or in the related Letter of Transmittal. If anyone makes any representation or gives you any information different from the representations and information contained herein or therein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Options pursuant to this Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Exchange, the related Letter of Transmittal or such other documents to which we have referred you.

                                      (iv)

                              IMPORTANT INFORMATION

     To validly tender your Options pursuant to this Offer, you must properly complete, duly execute and send via facsimile to E*TRADE Business Solutions Group, Inc. ("E*TRADE") at the facsimile number below the Letter of Transmittal that accompanies this Offer to Exchange before 12:00 midnight, Pacific time, on the Expiration Date:

                     E*TRADE Business Solutions Group, Inc.
                              Contact: Rajal Mankad
                        Telephone number: (888) 680-2132
                           Fax number: (703) 236-4946

     If you deliver the Letter of Transmittal by any means other than facsimile, including by regular mail, overnight courier, hand delivery or otherwise, or to any person other than E*TRADE (including to us), your Letter of Transmittal will be rejected, and you will not be deemed to have properly tendered your Options. If this Offer is extended by us beyond the initial Expiration Date, you must deliver the Letter of Transmittal via facsimile to E*TRADE before the extended Expiration Date. E*TRADE will not accept delivery of any Letter of Transmittal after the Expiration Date. If E*TRADE does not receive a properly completed and duly executed Letter of Transmittal via facsimile from you prior to the Expiration Date, we will not accept any of your Options for exchange and you will not be granted any New Options.


     We are not making this Offer to, and we will not accept any tender from, Option holders in any jurisdiction in which this Offer or the acceptance of any tender of Options would not be in compliance with the laws of such jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make this Offer to Option holders in any such jurisdiction.

                                      (v)

                                TABLE OF CONTENTS


SUMMARY TERM SHEET...................................................................1
THE OFFER...........................................................................12
1.    Number of Options; Expiration Date............................................12
2.    Purpose of this Offer.........................................................14
3.    Status of Options Not Exchanged; Declining this Offer.........................15
4.    Procedures for Tendering Options..............................................15
5.    Withdrawal Rights.............................................................16
6.    Acceptance of Options for Exchange and Issuance of New Options................17
7.    Conditions of this Offer......................................................20
8.    Price Range of Common Stock Underlying the Options............................22
9.    Source and Amount of Consideration; Terms of New Options......................23
10.   New Options will Differ from Tendered Options.................................29
11.   Information Concerning Cirrus Logic...........................................30
12.   Interests of Directors and Officers; Transactions and Arrangements
      Concerning the Options........................................................31
13.   Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer....................................................................32
14.   Legal Matters; Regulatory Approvals...........................................33
15.   Material U.S. Federal Income Tax Consequences of this Offer...................33
16.   Material Consequences for Employees Who Are Residents of the People's
      Republic of China, Hong Kong, the United Kingdom, Germany, India, Japan,
      South Korea, Singapore, Taiwan and France.....................................34
17.   Extension of Offer; Termination; Amendment....................................37
18.   Fees and Expenses.............................................................38
19.   Additional Information........................................................38
20.   Miscellaneous.................................................................39


Appendix A       --        Cirrus Logic, Inc. 1996 Stock Plan, as amended
                           effective November 1, 2002

Appendix B       --        ShareWave, Inc. 1996 Flexible Stock Incentive Plan,
                           as amended effective November 1, 2002

Appendix C       --        Stream Machine Company 2001 Stock Plan, as amended
                           effective November 1, 2002

Appendix D       --        Cirrus Logic, Inc. 2002 Stock Option Plan, as
                           amended effective November 1, 2002

Schedule I       --        Information concerning the Directors and Executive
                           Officers of Cirrus Logic

                                      (vi)

                           INDEX TO SUMMARY TERM SHEET

Question                                                                           Page
--------                                                                           ----
1.    Why are you making this Offer?.................................................1
2.    What securities are you offering to exchange?..................................1
3.    Who is eligible to participate in this Offer?..................................1
4.    Are employees located outside the United States eligible to participate?.......1
5.    Is this a repricing?...........................................................2
6.    Why can't Cirrus Logic simply reprice my Options as I have seen done at other companies?...............................................................2
7.    Why can't I just be granted more options without having my outstanding
      Options cancelled?.............................................................2
8.    May I tender either vested or unvested Options?................................2
9.    With respect to each of my Options, do I have to tender the entire Option or may I decide to tender only a portion of the Option?........................2
10.   May I tender Options that I have already exercised?............................3
11.   How many New Options will I receive in exchange for my Tendered Options?.......3
12.   What happens to my Options if I do not accept this Offer or if my acceptance does not qualify under the terms of this Offer?.....................3
13.   What are the conditions to this Offer?.........................................4
14.   Must I remain an employee of Cirrus Logic to get New Options?..................4
15.   What if I do not accept this Offer and cease to be an employee of Cirrus
      Logic?.........................................................................4
16.   What happens if, after I tender my Options, I leave Cirrus Logic or I am terminated as an employee prior to the expiration of this Offer?...............4
17.   Are there other circumstances under which I would not be granted New
      Options?.......................................................................5
18.   When will I receive my New Options?............................................5
19.   Why won't I receive my New Options immediately after the expiration date of this Offer?.................................................................5
20.   What will be the exercise price of the New Options?............................5
21.   When will the New Options vest?................................................6
22.   Will the New Options be different from my Tendered Options?....................6
23.   Are there any material differences between the New Options granted under the Cirrus Logic, Inc. 1996 Stock Plan and the New Options granted under the Cirrus Logic, Inc. 2002 Stock Option Plan?.................................7
24.   Will you grant options to employees during the period between November 20,
      2002, the date this Offer commences, and the date Tendered Options are cancelled (currently scheduled to be December 20, 2002)?.......................7
25.   If I tender my Options in this Offer, will I be eligible to receive other option grants before I receive my New Options?.................................8
26.   What happens if Cirrus Logic merges into or is acquired by another company?....8
27.   Will I have to pay taxes if I tender my Options in this Offer?.................8
28.   When does this Offer expire?  Can this Offer be extended, and if so, how will I be notified if it is extended?..........................................9
29.   How do I tender my Options?....................................................9
30.   How will I know if E*TRADE has received my Letter of Transmittal electing to tender my Options?.........................................................10
31.   During what period of time may I withdraw previously tendered Options?........10
32.   If I choose not to tender my Options for exchange, what do I have to do?......10
33.   After the grant of the New Options, what happens if I again end up underwater?...................................................................10
34.   What do you think of this Offer?..............................................10
35.   Who can I talk to if I have questions about this Offer?.......................11

                                     (vii)

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Exchange and the Letter of Transmittal. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1.   Why are you making this Offer?

     Many of our outstanding options, whether or not they are currently exercisable, are "underwater" (i.e., they have exercise prices that are significantly higher than the current market price of our common stock). For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding Options for New Options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. While we hope that this option exchange program will address the current issue of underwater options, this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. (Page 14)

2.   What securities are you offering to exchange?

     We are offering to exchange all Options held by current employees that are outstanding under the Option Plans for New Options to be issued under either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan, as will be determined by our Board of Directors on the date of grant. If you elect to tender any of your Options, you must tender all, and not less than all, of your Options. Accordingly, if you elect to tender one or more of your Options, but not all of them, you will automatically be deemed not to have tendered any of your Options and your tender will be rejected, unless cured prior to the Expiration Date. We are distributing to you with this Offer to Exchange your personal summary of the Options that have been granted to you, including information relating to the grant date and exercise price of your Options. (Page 12)

3.   Who is eligible to participate in this Offer?

     All persons who are employees of Cirrus Logic and its subsidiaries on the date of this Offer (other than executive officers) are eligible to participate in this Offer to the extent they hold outstanding Options. However, to receive a New Option, you must remain an employee of Cirrus Logic or one of our subsidiaries through the date we grant the New Options.

     Members of our Board of Directors and our executive officers are not eligible to participate in this Offer. (Page 12)

4.   Are employees located outside the United States eligible to participate?

     Yes. All employees, including employees located outside the United States, who hold Options pursuant to any of the Option Plans on the date of this Offer may participate in this Offer. Special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. Section 16 of this Offer to Exchange sets forth short summaries of some of these consequences with respect to the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries and consult your individual tax, legal and investment advisors. (Page 34)

5.   Is this a repricing?

     No. This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, the exercise price of a holder's current options would be immediately repriced to the then current fair value of the company's common stock and that company would have a variable accounting charge against earnings. (Page 32)

6. Why can't Cirrus Logic simply reprice my Options as I have seen done at other companies?

     In 1998, the Financial Accounting Standards Board adopted rules that resulted in very unfavorable accounting charge consequences for companies that reprice options. As a result of this action, many companies have ceased repricing options to avoid these negative consequences. If we were to simply reprice the Options, this action would result in variable accounting treatment for the Options. This action would require us, for financial reporting purposes, to record additional compensation expense each quarter until the repriced Options are exercised, cancelled or expired. As a result, our reported earnings for each fiscal quarter that the repriced Options remained outstanding would be reduced, which could have a negative impact on our common stock price performance and would be unfavorable to Cirrus Logic and its stockholders. (Page
32)

7. Why can't I just be granted more options without having my outstanding Options cancelled?

     We have a limited pool of options available for grant to our employees. The grant of additional options, without the cancellation of the outstanding Options, would reduce the number of options that is currently available for grant to our employees under the Option Plans. Because the outstanding Options under the Option Plans are, to a large extent, "underwater" (i.e., the exercise prices of the Options are greater than the current trading price for our common stock), we have determined that it is in the best interest of Cirrus Logic and its stockholders (including its employee stockholders) to make this Offer. This Offer attempts to minimize the future dilutive impact of our ongoing stock option program. Tendered Options that are cancelled in this Offer will become available for grants of the New Options and future options under the Option Plans. (Page 32)

8.   May I tender either vested or unvested Options?

     Yes. You may tender your Options, whether or not they are vested. But if you choose to accept this Offer, you must tender all of your Options, whether or not they have vested.

9. With respect to each of my Options, do I have to tender the entire Option or may I decide to tender only a portion of the Option?

     You are not required to accept this Offer. However, if you choose to tender any of your Options, you must tender all, and not less than all, of your Options. If you choose to tender one or more of your Options, but not all of them, or if you tender a partial Option, you will automatically be deemed not to have tendered any of your Options, or the whole Option to which the partial Option relates, and your tender will rejected, unless cured prior to the Expiration Date.

     If any one of your Options consists of one portion classified as an incentive stock option and the other portion classified as a non-statutory or "non-qualified" stock option, the incentive stock option por-tion and the non-qualified stock option portion constitute one Option and, to the extent it remains outstanding, the entire Option must be tendered if you want to tender either portion.

     If you wish to tender an Option, you may not tender anything less than that entire Option to the extent outstanding. If you have exercised an Option in part, the Option is outstanding only to the extent of the unexercised portion of the Option. (Page 19)

10.  May I tender Options that I have already exercised?

     This Offer only pertains to Options, and does not apply in any way to shares purchased, whether upon the exercise of Options or otherwise, or whether or not you have vested in those shares. If you have exercised an Option in its entirety, that Option is no longer outstanding and is therefore not subject to this Offer. If you have exercised an Option in part, the remaining unexercised portion of that Option is outstanding and may be tendered for exchange pursuant to this Offer. Options for which you have properly submitted an exercise notice prior to the date this Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

11.  How many New Options will I receive in exchange for my Tendered Options?

     If you tender your Options, you will receive, in exchange for each Tendered Option that we accept for exchange and cancellation, a New Option exercisable for the number of shares purchasable under the Tendered Option multiplied by three-fourths (0.75), as adjusted for any stock split, combination or similar event occurring prior to the grant date of the New Options. However, we will not issue any New Options exercisable for fractional shares. Instead, we will round up to the nearest whole number. All New Options will be non-qualified options.

     The New Options will be granted under either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan, as will be determined by our Board of Directors on the date of grant. Although we intend to grant most (or, depending on the total number of Tendered Options, all) of the New Options under the Cirrus Logic, Inc. 2002 Stock Option Plan, we will be unable to determine under which of the two Option Plans some or all of your Tendered Options will be granted until the Expiration Date. Each New Option will be subject to the terms and conditions of the relevant Option Plan under which the New Option will be granted and a new stock option agreement between you and us. There are no material differences between the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan. For a brief description of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan, see Section 9 of this Offer to Exchange.

     All Tendered Options that we accept for exchange will be cancelled upon such acceptance, along with the corresponding stock option agreement, and you will have no further right or entitlement to acquire shares of our common stock pursuant to the terms of those cancelled Options.

     After the grant date of the New Options, you may obtain your personal summary of the New Options that have been granted to you, including information relating to the grant date and exercise price of the New Options, by accessing your OptionsLink account at www.optionslink.com. (Page 17)

12. What happens to my Options if I do not accept this Offer or if my acceptance does not qualify under the terms of this Offer?

     If you choose not to tender your Options, or if we do not accept your Tendered Options for exchange and cancellation because your acceptance did not qualify under the terms of this Offer, your Options will remain outstanding, and you will continue to hold such Options in accordance with their terms. No changes will be made to your current Options, and you will not receive any New Options. (Page 33)

However, if you are an employee residing in the United States, and you choose not to participate in this Offer, or your Tendered Options are not accepted, and your Options are incentive stock options, the U.S. Internal Revenue Service ("IRS") may assert that this Offer is a modification of your incentive stock options. A successful assertion by the IRS that your incentive stock options are modified would extend the required period for which you must hold shares purchased under an incentive stock option in order for a sale of the shares to qualify for favorable tax treatment and would cause a portion of your incentive stock options to be treated as non-qualified stock options. For further details, please consult with your personal tax advisor.

13.  What are the conditions to this Offer?

     This Offer is not conditioned upon a minimum number of Options being tendered. Participation in this Offer is completely voluntary. However, this Offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of this Offer. These events include, among other things, a change in accounting principles, a lawsuit challenging this Offer, a third-party tender offer for our common stock or other acquisition proposal, or a change in your employment status with us. These and various other conditions are more fully described in Section 7 of this Offer to Exchange. Once this Offer has expired and the Tendered Options have been accepted and cancelled, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the date of grant of the New Options. However, as described in this Offer to Exchange, a change in your employment status during that period could result in your not receiving a grant of New Options. (Page 20)

14.  Must I remain an employee of Cirrus Logic to get New Options?

     Yes. To receive a New Option under the relevant Option Plan, you must remain an employee of Cirrus Logic or one of our subsidiaries through the date we grant the New Options. As discussed below, the New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date Tendered Options are accepted for exchange and cancelled.

     If you accept this Offer, we accept your Tendered Options for cancellation pursuant to this Offer and you cease to be employed by Cirrus Logic or one of our subsidiaries after we accept your Tendered Options for exchange and cancellation and prior to the grant date of the New Options, (1) you will not receive any New Options, or any other payment or consideration, in exchange for your Tendered Options, (2) you will have no further rights with respect to those Tendered Options, and (3) your Tendered Options will not be reissued or returned to you for any reason, regardless of how or why your employment terminated. (Page 18)

     This Offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to the grant date or vesting date of the New Options, for any reason, with or without cause. (Page 18)

15. What if I do not accept this Offer and cease to be an employee of Cirrus Logic?

     If you do not accept this Offer, when your employment with us ends, you generally will be able to exercise your Options, if any, during the limited period specified in your stock option agreement, to the extent those options are vested on the day your employment ends. (Page 18)

16. What happens if, after I tender my Options, I leave Cirrus Logic or I am terminated as an employee prior to the expiration of this Offer?

     If your employment with Cirrus Logic or one of its subsidiaries terminates for any reason prior to the expiration of this Offer, your Tendered Options will automatically be withdrawn, and you may exercise those Tendered Options in accordance with their terms to the extent they are vested. If your Tendered Options are automatically withdrawn, you will not receive any New Options in exchange therefor.

     This Offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause. (Page 18)

17.  Are there other circumstances under which I would not be granted New
     Options?

     It is possible that even if we accept your Tendered Options, we will not issue New Options to you if we are prohibited by applicable law or regulations to do so. We will use reasonable efforts to avoid such a prohibition. (Page
20)

18.  When will I receive my New Options?

     The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date Tendered Options are accepted for exchange and cancelled, but no later than July 23, 2003. If we accept and cancel Tendered Options on December 20, 2002, which is the scheduled expiration date of this Offer, the grant date of the New Options issued in exchange for your Tendered Options will be on or promptly after June 23, 2003. (Page 12)

     After the grant date of the New Options, you may obtain your personal summary of the New Options that have been granted to you, including information relating to the grant date and exercise price of the New Options, by accessing your OptionsLink account at www.optionslink.com.

19. Why won't I receive my New Options immediately after the expiration date of this Offer?

     If we were to grant the New Options to Option holders participating in this Offer on any date that is earlier than six months and one day after the date we cancel the Tendered Options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. This would reduce our reported earnings for each fiscal quarter that the New Options remained outstanding. This could have a negative impact on our common stock price performance. By deferring the grant of the New Options for at least six months and one day, we will not have to record such a compensation expense with respect to the New Options. (Page 32)

20.  What will be the exercise price of the New Options?

     The exercise price per share of the New Options will be equal to the Market Price. Accordingly, we cannot predict the exercise price of the New Options, which may be higher or lower than the current market price of our common stock. The last reported sale price per share of our common stock on the Nasdaq National Market on November 18, 2002 was $4.07.

     Because we will not grant New Options until on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel the Tendered Options, the New Options may have a higher exercise price than some or all of your Tendered Options. In addition, after the grant of the New Options, our common stock may trade at a price below the exercise price per share of the New Options. In that case, depending on the exercise price of your Tendered Options and other factors, the New Options may be less valuable than your Tendered Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or at any time in the future. (Page 23)

21.  When will the New Options vest?

     Your New Options granted to you in exchange for your Tendered Options will vest according to the following vesting schedule:

     (1) 20% of the number of shares of our common stock underlying your New Options, on the six-month anniversary of the date of grant of such New Options;

     (2) 20% of the number of shares of our common stock underlying your New Options, on the twelve-month anniversary of the date of grant of such New Options; and

     (3) 1/36 of the remaining number of shares of our common stock underlying your New Options, on the first day of each succeeding month after the twelve-month anniversary of the date of the grant of such New Options until the New Options are fully exercisable.

     The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date we accept for exchange and cancel the Tendered Options, but in any event no later than July 23, 2003. If we accept and cancel Tendered Options on December 20, 2002, which is the scheduled expiration date of this Offer, the grant date of the New Options issued in exchange for those Tendered Options will be on or promptly after June 23, 2003. Therefore, even if your Tendered Options are vested, you will not have any right to purchase shares of our common stock thereunder once they are cancelled. As explained above, you must continue to be an employee of Cirrus Logic or one of our subsidiaries through the grant date of the New Options in order to receive New Options. If your employment terminates before that date, then you will not be granted any New Options, and you will not receive any other payment or consideration for your Tendered Options. (Page 13)

22.  Will the New Options be different from my Tendered Options?

     The New Options granted to you in exchange for your Tendered Options will be different from your Tendered Options.

     First, the general terms and conditions of the New Options granted in exchange for your Tendered Options may be different than the terms and conditions of your Tendered Options. The New Options will be granted under either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan as determined by or Board of Directors on the date of grant. Although we intend to grant most (or, depending on the total number of Tendered Options, all) of the New Options under the Cirrus Logic, Inc. 2002 Stock Option Plan, we will be unable to determine under which of the two Option Plans some or all of your Tendered Options will be granted until the Expiration Date. The terms and conditions of options granted under the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan may be different from the terms and conditions of the Option Plan under which one or more of your Tendered Options were granted. There are no material differences between the terms of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan. For a brief description of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan, see Section 9 of this Offer to Exchange.

     Second, the number of shares of common stock subject to the New Options will be less than the number of shares of common stock subject to your Tendered Options. For each of your Tendered Options that we accept for exchange, you will receive a New Option exercisable for the number of shares that were subject to the Tendered Option multiplied by three-fourths (0.75), as adjusted for any stock split, combination or similar event occurring prior to the grant date of the New Options.

     Third, the New Options will have a different exercise price and vesting schedule from your Tendered Options.

     Lastly, all of the New Options will be non-statutory or "non-qualified" stock options. If your Tendered Options are non-qualified stock options, the New Options you receive in exchange for those Tendered Options will likewise be non-qualified stock options. If your Tendered Options are incentive stock options, within the meaning of the Internal Revenue Code, the New Options you receive in exchange for those Tendered Options will be non-qualified stock options. Because your New Options will not qualify as incentive stock options, when you exercise your New Options, you will recognize taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. Accordingly, by participating in this Offer, your Options will no longer qualify for the more favorable tax treatment that may have been available had you not exchanged your Options that qualified as incentive stock options for New Options.

     If your Options were originally granted directly by a company we acquired or under an option plan sponsored by a company that we acquired, those existing Options may contain certain features, such as accelerated vesting under certain circumstances, early exercise periods and/or longer exercise periods following termination of employment, which will not be included within the terms of the New Options you will receive. None of those special features or any other special features which may form part of your existing Options will be included in the New Options granted to you, and by tendering your Options for New Options, you are automatically agreeing to the elimination of those special features.

     The stock option agreement for each New Option will provide that any dispute relating to the New Options will be settled exclusively by a binding arbitration proceeding under the Commercial Arbitration Rules of the American Arbitration Association.

     New Options granted to employees located outside the United States may be subject to certain restrictions and limitations. As a result, an alternative form of stock option agreement may be required for New Options granted to employees located outside the United States. (Page 23)

23. Are there any material differences between the New Options granted under the Cirrus Logic, Inc. 1996 Stock Plan and the New Options granted under the Cirrus Logic, Inc. 2002 Stock Option Plan?

     No. The New Options granted under the Cirrus Logic, Inc. 1996 Stock Plan and the New Options granted under the Cirrus Logic, Inc. Stock Option Plan are similar in all material respects. For a brief description of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan, see
Section 9 of this Offer to Exchange.  (Page 23)

24. Will you grant options to employees during the period between November 20, 2002, the date this Offer commences, and the date Tendered Options are cancelled (currently scheduled to be December 20, 2002)?

     To avoid possible adverse accounting consequences, we do not intend to grant options to employees during the period starting on November 20, 2002 (the date this Offer commences) and ending on the date Tendered Options are cancelled (currently scheduled to be December 20, 2002), other than option grants to new employees who are not eligible to participate in this Offer.

25. If I tender my Options in this Offer, will I be eligible to receive other option grants before I receive my New Options?

     No. If we accept any of the Options you tender pursuant to this Offer, you will not receive any other option grants for which you might otherwise be eligible, until the grant date for your New Options. If we were to grant you any options sooner than six months and one day after cancelling your Tendered Options, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of all options to those Option holders whose Tendered Options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options.

26.  What happens if Cirrus Logic merges into or is acquired by another company?

     If we merge into or are acquired by another company prior to the expiration of this Offer, you may withdraw your Tendered Options and have all the rights afforded to you to acquire our common stock under the existing stock option agreements evidencing those Tendered Options.

     If we are merged into another entity after your Tendered Options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume Cirrus Logic's obligations with respect to this Offer. The New Options would be options to purchase shares of the surviving entity. The number of shares would be equal to the number of our shares that you would have received in the merger if you had exercised the New Options prior to the merger multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock.

     If we are acquired and become a subsidiary of the acquiring corporation after your Tendered Options are accepted for exchange and cancelled but before the New Options are granted, the obligations of Cirrus Logic in connection with this Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering Option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

     If we merge into or are acquired by another company after the grant of the New Options, those New Options may be assumed by the merged company or the acquiring company, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed or replaced with a cash incentive program preserving the spread on those New Options at the time of the merger or acquisition, the New Options issued under the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan would vest on an accelerated basis and become exercisable for all of the New Option shares immediately prior to the acquisition and, if not exercised prior to the acquisition, would terminate. (Page 18)

27.  Will I have to pay taxes if I tender my Options in this Offer?

     If you exchange outstanding Options for New Options to be granted no earlier than six months and one day after the date we accept for exchange and cancel the Tendered Options, you should not be required to recognize taxable income, gain or loss at the time of the exchange, subject to the requirements of applicable law. In addition, subject to the requirements of applicable law, you will not be required to recognize any taxable income when the New Options are granted to you. All New Options that you receive if you participate in this Offer will be treated as non-qualified stock options for federal income tax purposes, even if some or all of the Options you tender qualify as incentive stock options.

     All Option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of your nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in this Offer. Tax consequences may vary depending on each individual participant's circumstances. Section 16 of this Offer to Exchange contains short summaries of some of those tax consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries, and you should consult your individual tax advisor before deciding whether or not to participate in this Offer. (Page 33)

28. When does this Offer expire? Can this Offer be extended, and if so, how will I be notified if it is extended?

     This Offer expires on December 20, 2002, at 12:00 midnight, Pacific time, unless it is extended by us.

     Although we do not currently intend to do so, we may, in our sole discretion, extend this Offer at any time. If this Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific time, on the next business day following the previously scheduled expiration of this Offer. (Page 37)

29.  How do I tender my Options?

     To validly tender your Options pursuant to this Offer, you must properly complete, duly execute and send via facsimile to E*TRADE at the facsimile number below the Letter of Transmittal that accompanies this Offer to Exchange before 12:00 midnight, Pacific time, on the Expiration Date:

                     E*TRADE Business Solutions Group, Inc.
                              Contact: Rajal Mankad
                        Telephone number: (888) 680-2132
                           Fax number: (703) 236-4946

     If you deliver the Letter of Transmittal by any means other than facsimile, including by regular mail, overnight courier, hand delivery or otherwise, or to any person other than E*TRADE (including to us), your Letter of Transmittal will be rejected, and you will not be deemed to have properly tendered your Options. If this Offer is extended by us beyond the initial Expiration Date, you must deliver the Letter of Transmittal via facsimile to E*TRADE before the extended Expiration Date. E*TRADE will not accept delivery of any Letter of Transmittal after the Expiration Date. If E*TRADE does not receive a properly completed and duly executed Letter of Transmittal via facsimile from you prior to the Expiration Date, we will not accept any of your Options for exchange and you will not be granted any New Options.

     We reserve the right to reject any or all Tendered Options that we determine do not comply with the conditions of this Offer (including the condition that if you Tender any Options, you must tender all of your Options), that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered Options which are not validly withdrawn promptly after the expiration of this Offer.

     If you tender any of your Options pursuant to this Offer, you must tender all of your Options. If you elect to tender one or more of your Options, but not all of them, you will automatically be deemed not to have tendered any of your Options and your tender will be rejected, unless cured prior to the Expiration Date. (Page 15)

30. How will I know if E*TRADE has received my Letter of Transmittal electing to tender my Options?

     We or E*TRADE will confirm receipt of your Letter of Transmittal tendering your Options (and any withdrawal) shortly after E*TRADE receives it. Also, after the Expiration Date of this Offer, we will advise you whether or not your Tendered Options were accepted for exchange. Personalized confirmations that your Tendered Options have been cancelled in this Offer will be sent to you by E-mail within ninety (90) days of the expiration of this Offer. We are distributing to you with this Offer to Exchange your personal summary of the Options that have been granted to you, including information relating to the grant date and exercise price of your Options. (Page 15)

31.  During what period of time may I withdraw previously tendered Options?

     You may withdraw your Tendered Options at any time before 12:00 midnight, Pacific time, on the Expiration Date. If this Offer is extended by us beyond that time, you may withdraw your Tendered Options at any time until the extended Expiration Date of this Offer. To validly withdraw your Tendered Options, you must send, via facsimile, to E*TRADE the written Notice of Withdrawal that accompanies this Offer to Exchange, to the facsimile number specified therein, with the required information prior to the expiration of this Offer. E*TRADE will not accept your Notice of Withdrawal by any means other than facsimile. Once you have withdrawn your Tendered Options, you may retender those Options only by again following the tender procedures described in Section 4 of this Offer to Exchange and the Letter of Transmittal prior to the Expiration Date. You may not withdraw any of your Tendered Options unless you withdraw all of your Tendered Options. (Page 16)

32.  If I choose not to tender my Options for exchange, what do I have to do?

     If you choose to keep your Options and not participate in this Offer, we ask that you complete the Decline Letter accompanying this Offer to Exchange to indicate your intent not to participate in this Offer and that you promptly fax the Decline Letter to E*TRADE at the number specified therein. This will aid us in our efforts with respect to the administration of this Offer. Even if you fax the Decline Letter to E*TRADE indicating your nonparticipation in this Offer, you may subsequently elect to participate in this Offer at any time prior to the expiration of this Offer by delivering to E*TRADE via facsimile a properly completed and signed Letter of Transmittal. (Page 15)

33. After the grant of the New Options, what happens if I again end up underwater?

     We are conducting this Offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your New Options are valid for specified periods of time after the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your New Options are underwater for some period of time after the grant date of the New Options. However, we can provide you no assurance as to the price of our common stock at any time in the future.

34.  What do you think of this Offer?

     Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Options. You must make your own decision whether to tender Options taking into account your own personal circumstances and preferences. The members of our Board of Directors and our executive officers are not eligible to participate in this Offer. (Page 15)

35.  Who can I talk to if I have questions about this Offer?

     For additional information or assistance, you should contact:

                               Cirrus Logic, Inc.
                                2901 Via Fortuna
                               Austin, Texas 78746
                      Attn: Stock Administration Department
                        Bonnie Niemtschk: (512) 851-4359
                        Rosalind Chavoya: (512) 851-4371
                      E-mail Address: stockadmin@cirrus.com

     We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange or in the related Letter of Transmittal. If anyone makes any representation or gives you any information different from the representations and information contained herein or therein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Options pursuant to this Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Exchange, the related Letter of Transmittal or such other documents to which we have referred you.

                                    THE OFFER

1.   Number of Options; Expiration Date.

     Upon the terms and subject to the conditions of this Offer, we will exchange, for New Options to purchase shares of our common stock, all Options that are properly tendered in accordance with Section 4, and are not validly withdrawn in accordance with Section 5 before the Expiration Date.

     The Options to which this Offer relate are all options held by current employees of Cirrus Logic or one of its subsidiaries (other than executive officers) that are outstanding under the Option Plans. The members of our Board of Directors and our executive officers are not eligible to participate in this Offer. If you choose to accept this Offer, you must tender all, and not less than all, of your Options. Accordingly, if you choose to tender one or more of your Options, but not all of them, you will automatically be deemed not to have tendered any of your Options and your tender will be rejected, unless cured prior to the Expiration Date. If any one of your Options consists of one portion classified as an incentive stock option and the other portion classified as a non-qualified stock option, the incentive stock option portion and the non-qualified stock option portion constitute one Option and, to the extent it remains outstanding, the entire Option must be tendered if you want to tender either portion. We are distributing to you with this Offer to Exchange a personal summary of the Options that have been granted to you, including information relating to the grant date and exercise price of the Options.

     If you tender your Options, you will receive, in exchange for each Tendered Option that we accept for exchange and cancellation, a New Option exercisable for the number of shares purchasable under the Tendered Option multiplied by three-fourths (0.75), as adjusted for any stock split, combination or similar event occurring prior to the grant date of the New Options. However, we will not issue any New Options exercisable for fractional shares. Instead, we will round up to the nearest whole number.

     The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date Tendered Options are accepted for exchange and cancelled but no later than July 23, 2003. If we accept and cancel Tendered Options on December 20, 2002, which is the scheduled expiration date of this Offer, the grant date of the New Options issued in exchange for those Tendered Options will be on or promptly after June 23, 2003.

     We will grant New Options under either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan. Although we intend to grant most (or, depending on the total number of Tendered Options, all) of the New Options under the Cirrus Logic, Inc. 2002 Stock Option Plan, we will be unable to determine under which of the two Option Plans some or all of your Tendered Options will be granted until the Expiration Date. To receive a grant of New Options pursuant to this Offer and under the terms of either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan, the Option holder must be eligible to receive options pursuant to either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan through the date we grant the New Options. There are no material differences between the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan. For a brief description of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan , see Section 9 of this Offer to Exchange.

     If you accept this Offer, we accept your Tendered Options for cancellation pursuant to this Offer and you cease to be employed by Cirrus Logic or one of our subsidiaries after we accept your Tendered Options for exchange and cancellation and prior to the grant date of the New Options, (1) you will not receive any New Options, or any other payment or consideration, in exchange for your Tendered Options, (2) you will have no further rights with respect to those Tendered Options, and

(3) your Tendered Options will not be reissued or returned to you for any reason, regardless of how or why your employment terminated.

     The Tendered Options which we accept pursuant to this Offer will be cancelled, and you will have no further right or entitlement to purchase shares of our common stock pursuant to those cancelled Options.

     Your New Options will vest according to the following vesting schedule:

     (1) 20% of the number of shares of our common stock underlying your New Options, on the six-month anniversary of the date of grant of such New Options;

     (2) 20% of the number of shares of our common stock underlying your New Options, on the twelve-month anniversary of the date of grant of such New Options; and

     (3) 1/36 of the remaining number of shares of our common stock underlying your New Options, on the first day of each succeeding month after the twelve-month anniversary of the date of the grant of such New Options until the New Options are fully exercisable.

     The exercise price per share (also known as the grant price) of the New Options will be equal to the Market Price.

     Because the New Options will be granted at least six months and one day following the date the Tendered Options are accepted and cancelled, we cannot predict the exercise price of the New Options. Accordingly, the New Options may have a higher exercise price than some or all of the Options that are cancelled in this Offer. We recommend that Option holders obtain current market quotations for our common stock before deciding whether to tender their Options in this Offer. See Section 8 for information concerning the market price of our common stock and Section 9 for a description of the terms of the New Options.

     After the grant date of the New Options, you may obtain your personal summary of the New Options that have been granted to you, including information relating to the grant date and exercise price of the New Options, by accessing your OptionsLink account at www.optionslink.com.

     The term "Expiration Date" means 12:00 midnight, Pacific time, on December 20, 2002, unless and until we, in our sole discretion, have extended the period of time during which this Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which this Offer, as so extended, expires. See Section 17 for a description of our rights to extend, delay, terminate and amend this Offer, and Section 7 for a description of conditions to this Offer.

     If we decide to take any of the following actions, we will give notice of such action and keep this Offer open for a period of at least ten business days after the date of such notification:

     (1) we increase or decrease the amount of consideration offered for the Options; or

     (2) we increase or decrease the number of Options eligible to be tendered in this Offer.

     For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 5:00 p.m., Central time, and a "trading day" means any business day on which a last sale price of our common stock is reported on the Nasdaq National Market or any other stock exchange or market system on which our common stock may be listed, traded or quoted if our common stock ceases to be traded on the Nasdaq National Market.

2.   Purpose of this Offer.

     We issued the outstanding Options under the Option Plans to provide our employees an opportunity to acquire or increase their ownership interest in Cirrus Logic, thereby creating a stronger incentive for them to continue their employment with us, and to contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

     Many of our outstanding Options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these Options have little or no current value as an incentive to retain and motivate our employees, and are unlikely to be exercised in the foreseeable future. We understand that for our stock option program to provide the intended retention and performance incentives for our employees, our employees must feel that our options provide them with the opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that our employees may feel that the opportunity for realizing value is limited with their existing Options. By making this Offer to exchange outstanding Options for New Options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. While we hope that this Offer will address the issue of underwater options, this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market.

     We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no plans or proposals that relate to or would result in:

     (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (2) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (3) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (4) any change in our current Board of Directors or executive management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (5)  any other material change in our corporate structure or business;

     (6) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (7) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

     (8) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended;

     (9) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

     (10) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender your Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment, legal and tax advisors. You must make your own decision whether to tender your Options for exchange taking into account your own personal circumstances and preferences.

3.   Status of Options Not Exchanged; Declining this Offer.

     All Options that you do not choose to tender or which we do not accept for exchange and cancel pursuant to this Offer will remain outstanding, and you will continue to hold such Options in accordance with their terms. In addition, as described in Section 15, if you are an employee residing in the United States, you choose not to participate in this Offer, or your Tendered Options are not accepted for exchange, and your Options are incentive stock options, then your Options could be subject to less favorable tax treatment, as well as other consequences.

     If you choose to keep your Options and not participate in this Offer, we ask that you complete the Decline Letter accompanying this Offer to Exchange to indicate your intent not to participate in this Offer and that you promptly return the Decline Letter to E*TRADE via facsimile. This will aid us in our efforts with respect to the administration of this Offer. Even if you fax the Decline Letter to E*TRADE indicating your nonparticipation in this Offer, you may subsequently elect to participate in this Offer at any time prior to the expiration of this Offer by delivering to E*TRADE, via facsimile, a properly completed and signed Letter of Transmittal.

4.   Procedures for Tendering Options.

     Proper Tender of Options

     To validly tender your Options pursuant to this Offer, you must properly complete, duly execute and send via facsimile to E*TRADE at the facsimile number below the Letter of Transmittal that accompanies this Offer to Exchange before 12:00 midnight, Pacific time, on the Expiration Date:

                     E*TRADE Business Solutions Group, Inc.
                              Contact: Rajal Mankad
                        Telephone number: (888) 680-2132
                           Fax number: (703) 236-4946

     If you deliver the Letter of Transmittal by any means other than facsimile, including by regular mail, overnight courier, hand delivery or otherwise, or to any person other than E*TRADE (including to us), your Letter of Transmittal will be rejected, and you will not be deemed to have properly tendered your Options. If this Offer is extended by us beyond the initial Expiration Date, you must deliver the Letter of Transmittal to E*TRADE via facsimile before the extended Expiration Date. E*TRADE will not accept delivery of any Letter of Transmittal after the Expiration Date. If E*TRADE does not receive a properly completed and duly executed Letter of Transmittal via facsimile from you prior to the Expiration Date, we will not accept any of your Options for exchange and you will not be granted any New Options.

     The delivery of all documents, including the Letter of Transmittal, is at the risk of the tendering Option holder. E*TRADE will only accept delivery via facsimile, and, therefore, delivery of any document to E*TRADE by any other means, or to any person other than E*TRADE (including us), will be rejected.

     If you elect to tender any of your Options, you must tender all, and not less than all, of your Options. Accordingly, if you elect to tender one or more of your Options, but not all of them, you will automatically be deemed not to have tendered any of your Options and your tender will be rejected, unless cured prior to the Expiration Date.

     If your Letter of Transmittal includes options that are not eligible for this Offer, we will not accept those options for exchange.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

     We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any Tendered Options, and all questions as to the number of shares subject to Tendered Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all Tendered Options that we determine do not comply with the conditions of this Offer (including the condition that if you tender any of your Options, you must tender all of your Options), that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered Options (which are not validly withdrawn) promptly after the expiration of this Offer. We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any tender with respect to any particular Options or any particular Option holder. No tender of Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Option holder or waived by us. Neither we, E*TRADE nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement

     Your tender of Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance for exchange of your Tendered Options will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer.

     Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly Tendered Options that have not been validly withdrawn.

5.   Withdrawal Rights.

     You may only withdraw your Tendered Options in accordance with the provisions of this Section 5.

     If your employment with us terminates prior to the expiration of this Offer, your Tendered Options will automatically be withdrawn. If your Tendered Options are automatically withdrawn, you may exercise those Options to the extent they are vested at the time of your termination, but only during the limited period for which those Options remain exercisable following your termination as provided in the relevant stock option agreement.

     You may withdraw your Tendered Options at any time before 12:00 midnight, Pacific time, on the Expiration Date. If this Offer is extended by us beyond that time, you may withdraw your Tendered Options at any time until the extended Expiration Date of this Offer. In addition, in accordance with Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934 as amended, unless we accept your Tendered Options for exchange before 9:00 p.m., Pacific time, on January 22, 2003, you may withdraw your Tendered Options at any time thereafter until they are accepted and cancelled.

     To validly withdraw your Tendered Options, you must deliver via facsimile to E*TRADE the written Notice of Withdrawal that accompanies this Offer to Exchange to the facsimile number specified therein, with the required information prior to the expiration of this Offer. E*TRADE will not accept delivery of a Notice of Withdrawal by any method other than facsimile.

     You may not withdraw any of your Options unless you withdraw all of your Options.

     Except in accordance with the next sentence, the Notice of Withdrawal must be executed by the Option holder who tendered the Tendered Options to be withdrawn exactly as such Option holder's name appears on the option agreement or agreements evidencing such Tendered Options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice of Withdrawal.

     Once you have withdrawn your Tendered Options, you may retender those Options only by again following the tender procedures described in Section 4 of this Offer to Exchange and the Letter of Transmittal prior to the Expiration Date.

     Neither Cirrus Logic, E*TRADE nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding on all parties.

6.   Acceptance of Options for Exchange and Issuance of New Options.

     Upon the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will accept Options for exchange and cancellation if properly tendered and not validly withdrawn before the Expiration Date. If your Tendered Options are accepted and cancelled on December 20, 2002, the scheduled Expiration Date of this Offer, you will be granted your New Options on or after June 23, 2003, which is the first trading day that is at least six months and one day after the date Tendered Options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel Options properly tendered, you will be granted New Options on a subsequent trading day that is on or promptly after the first trading day that is at least six months and one day after the extended date of acceptance and cancellation of Tendered Options. Our Board of Directors will select the actual grant date for the New Options after the Expiration Date of this Offer. The exercise price per share of the New Options will be equal to the Market Price.

     If you tender your Options, you will receive, in exchange for each Tendered Option that we accept for exchange and cancellation, a New Option exercisable for the number of shares purchasable under the Tendered Option multiplied by three-fourths (0.75), as adjusted for any stock split, combination or similar event occurring prior to the grant date of the New Options. However, we will not issue any New Options exercisable for fractional shares. Instead, we will round up to the nearest whole number.

     The New Options will be granted under either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan as will be determined by our Board of Directors on the date of grant. Although we intend to grant most (or, depending on the total number of Tendered Options, all) of the New Options under the Cirrus Logic, Inc. 2002 Stock Option Plan, we will be unable to determine under which of the two Option Plans some or all of your Tendered Options will be granted until the Expiration Date. Each New Option will be subject to the terms and conditions of the relevant Option Plan under which the New Option will be granted and a new stock option agreement between you and us. There are no material differences between the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan. For a brief description of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan, see Section 9 of this Offer to Exchange.

     Voluntary or Involuntary Termination of Employment Before Grant Date

     To be entitled to the New Options after your Tendered Options have been accepted for exchange and cancelled in this Offer, you must be eligible to receive New Options issued through the date we grant the New Options.

     If you accept this Offer, we accept your Tendered Options for cancellation pursuant to this Offer and you cease to be employed by Cirrus Logic or one of our subsidiaries after we accept your Tendered Options for exchange and cancellation and prior to the grant date of the New Options, (1) you will not receive any New Options, or any other payment or consideration, in exchange for your Tendered Options, (2) you will have no further rights with respect to those Tendered Options, and (3) your Tendered Options will not be reissued or returned to you for any reason, regardless of how or why your employment terminated. This Offer does not change the "at-will" nature of your employment with us, and your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause.

     Other Option Grants Before Grant Date

     If we accept the Options you tender in this Offer, we will defer until the grant date for your New Options our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible between the date of this Offer to Exchange and the New Option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring adverse accounting treatment because of accounting rules that could apply to these interim option grants as a result of this Offer.

     Consequences of Cirrus Logic Being Acquired

     If we merge into or are acquired by another entity prior to the expiration of this Offer, you may withdraw your Tendered Options and have all the rights afforded you to acquire our common stock under the existing agreements evidencing those Options.

     If we are merged into another entity after your Tendered Options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to this Offer. The New Options would be options to purchase shares of the surviving entity. The number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock on the date of grant.

     If we are acquired and become a subsidiary of the acquiring entity after your Tendered Options are accepted for exchange and cancelled but before the New Options are granted, our obligations with respect to this Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

     If we merge into another entity or are acquired after the grant of the New Options, those options may be assumed by the merged entity or the acquiring entity, in which event they would continue to vest in accordance with the vesting schedule in effect for them prior to the acquisition. If the New Options are not assumed or replaced with a cash incentive program preserving the spread on those New Options at the time of the merger or acquisition, New Options issued under the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan would vest on an accelerated basis and become exercisable for all of the shares immediately prior to the acquisition and, if not exercised prior to the acquisition, would terminate.

     No Partial Tenders

     You are not required to accept this Offer. However, if you choose to tender your Options, you must tender all, and not less than all, of your Options. If you choose to tender one or more of your Options, but not all of them, you will automatically be deemed not to have tendered any of your Options and your tender will be rejected, unless cured prior to the Expiration Date.

     In addition, if any one of your Options consists of one portion classified as an incentive stock option and the other portion classified as a non-qualified stock option, the incentive stock option portion and the non-qualified stock option portion constitute one Option and, to the extent it remains outstanding, the entire Option must be tendered if you want to tender either portion.

     If you wish to tender an Option, you may not tender anything less than that entire Option to the extent outstanding. If you have exercised an Option in part, the Option is outstanding only to the extent of the unexercised portion of the Option.

     Acquired Company Options

     If you were originally employed by a company that we acquired and you held one or more options granted to you by that company before the acquisition, we assumed those options in the acquisition and converted them into options to acquire our common stock on the basis of the share exchange ratio in effect for the acquisition. Adjustments would have also been made to the exercise price payable per share to reflect that exchange ratio.

     Acceptance of Tendered Options

     For purposes of this Offer, we will be deemed to have accepted Tendered Options that are not properly withdrawn when we give written notice to the tendering Option holders of our acceptance for exchange of such Tendered Options, which may be by press release. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all Tendered Options that are not validly withdrawn. When we accept your Tendered Options for exchange and we cancel those Tendered Options, you will have no further rights with respect to those Tendered Options or under their corresponding stock option agreements. By tendering your Options, you agree that the applicable stock option agreements will terminate upon our cancellation of your Tendered Options. Promptly after we accept and cancel Tendered Options, we will send each tendering Option holder a notice indicating the number of shares subject to the Tendered Options that we have accepted and cancelled, the number of shares that will be subject to the New Options, and the expected grant date of the New Options. After the grant date of the New Options, you may obtain your personal summary of the New Options that have been granted to you, including information relating to the grant date and exercise price of the New Options, by accessing your OptionsLink account at www.optionslink.com.

7.   Conditions of this Offer.

     Notwithstanding any other provision of this Offer, we will not be required to accept any Tendered Options, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Tendered Options, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 as amended, if at any time on or after November 20, 2002 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with this Offer or with such acceptance and cancellation of Tendered Options:

     (1) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the Tendered Options pursuant to this Offer, the issuance of New Options, or otherwise relates in any manner to this Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Cirrus Logic or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this Offer to us;

     (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               (a) make the acceptance for exchange of, or issuance of New Options for, some or all of the Tendered Options illegal or otherwise restrict or prohibit consummation of this Offer or otherwise relates in any manner to this Offer;

               (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the Tendered Options;

               (c) materially impair the benefits we hope to receive as a result of this Offer; or

               (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Cirrus Logic or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this Offer to us;

     (3)  there shall have occurred:

               (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

               (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

               (c) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

               (d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

               (e) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Cirrus Logic or our subsidiaries or on the trading in our common stock;

               (f) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects of Cirrus Logic or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;

               (g) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

               (h) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 20, 2002;

     (4) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer;

     (5) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

               (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before November 20, 2002;

               (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before November 20, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

               (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

     (6) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries.

     The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.   Price Range of Common Stock Underlying the Options.

     There is no established trading market for Options granted under the Option Plans, and there will be no established trading market for any New Options that may be granted.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CRUS." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported by the Nasdaq National Market.


                                                         High            Low
                                                         ----            ---
Fiscal year ended March 25, 2000
     First quarter.............................         $10.13        $  6.00
     Second quarter............................          12.44           7.50
     Third quarter.............................          16.50           9.31
     Fourth quarter............................          24.00          11.63
Fiscal year ended March 31, 2001
     First quarter.............................         $21.00       $  12.25
     Second quarter............................          44.50          14.38
     Third quarter.............................          47.67          15.75
     Fourth quarter............................          35.81          12.69

                                                         High            Low
                                                         ----            ---
Fiscal year ended March 30, 2002
     First quarter.............................         $25.76          $9.25
     Second quarter............................          29.28           6.00
     Third quarter.............................          16.25           6.11
     Fourth quarter............................          20.45          13.05
Fiscal year ended March 29, 2003
     First quarter.............................         $19.47          $5.00
     Second quarter............................           8.47           2.31
     Third quarter (through November 18, 2002).           4.74           1.50


     On November 18, 2002, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $4.07 per share.

     Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is at least six months and one day after the date your Tendered Options are accepted and cancelled. The exercise price of the New Options will be equal to the Market Price. The exercise price of the New Options may be higher than the exercise price of your Tendered Options. In addition, our common stock may thereafter trade at prices below the exercise price of the New Options. In that event, depending on the exercise price of your Tendered Options and other factors, your New Options may be less valuable than your Tendered Options.

     We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Options. At the same time, you should consider that the current market price of our common stock may provide little or no basis for predicting what the market price of our common stock will be on the grant date of the New Options or at any time in the future.

9.   Source and Amount of Consideration; Terms of New Options.

     Consideration

     The New Options to be issued in exchange for Tendered Options accepted for exchange and cancelled by us will be issued under either the Cirrus Logic, Inc. 1996 Stock Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan. Although we intend to grant most (or, depending on the total number of Tendered Options, all) of the New Options under the Cirrus Logic, Inc. 2002 Stock Option Plan, we will be unable to determine under which of the two Option Plans some or all of your Tendered Options will be granted until the Expiration Date. There are no material differences between the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan. For a brief description of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan, see Section 9 of this Offer to Exchange.

     We will grant the New Options on a trading day that is at least six months and one day following the date we cancel the Options accepted for exchange. The number of shares of common stock subject to each New Option to be granted to each Option holder in exchange for his or her Tendered Options will be the number of shares subject to the Tendered Option at the time of cancellation multiplied by three-fourths (0.75), as adjusted for any stock splits, combinations or similar event occurring prior to the grant date of the New Options. However, we will not issue any New Options exercisable for fractional shares. Instead, we will round up to the nearest whole number.

     As of November 18, 2002, Options to purchase approximately 10,889,009 shares of our common stock had been granted and were outstanding under the Option Plans. If we receive and accept tenders of all Options outstanding as of November 18, 2002, we will grant New Options to purchase approximately 8,166,757 shares of our common stock. If all Options are properly tendered, accepted and cancelled, the common stock issuable upon exercise of the New Options granted in exchange will equal approximately 9.7% of the total shares of our common stock outstanding as of November 18, 2002.

     Terms of New Options

     The New Options will be evidenced by a new stock option agreement between us and each option holder who tenders Options in this Offer and whose Tendered Options we accept for exchange and cancel. Accordingly, except as otherwise noted in this Offer and except with respect to the exercise price and vesting schedule, we expect that the terms and conditions of each New Option will be the same as the terms and conditions of the Option which is tendered in exchange for that New Option.

     All of the New Options you receive in exchange for your Tendered Options will be non-qualified options. Accordingly, if your Tendered Options are incentive stock options, within the meaning of the Internal Revenue Code, the New Options you receive in exchange for those Tendered Options will be non-qualified stock options. In such case, because your New Options will not qualify as incentive stock options, when you exercise your New Options, you will recognize taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. Accordingly, by participating in this Offer, your Options will no longer qualify for the more favorable tax treatment that may have been available had you not exchanged your Options that qualified as incentive stock options for New Options.

     On the date the New Options are granted, we will deliver a new stock option agreement to each tendering Option holder whose Tendered Options were accepted for exchange and cancelled by us. After receipt of the new stock option agreement, the Option holder will be expected to execute and deliver to us the option agreement for the New Options as soon as practical.

     New Options granted to employees located outside the United States may be subject to certain restrictions and limitations. As a result, an alternative form of stock option agreement may be required for New Options granted to employees located outside the United States.

     The grant of New Options pursuant to this Offer will not create any contractual or other right of Option holders to receive any future grants of stock options or benefits in lieu of stock options.

     The following brief description of each of the Option Plans is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Option Plans. The complete Option Plans, as most recently amended, are attached hereto as Appendices A through D. In addition, the forms of stock option agreement and related notice of stock option cancellation and grant which will be used for the New Options to be granted in this Offer have been filed with the Securities and Exchange Commission as exhibits to the Tender Offer Statement on Schedule TO simultaneously with this Offer to Exchange. Please contact us at 2901 Via Fortuna, Austin, Texas 78746, Attn.: Stock Administration Department, Bonnie Niemtschk at (512) 851-4359 or Rosalind Chavoya at (512) 851-4371, to receive additional copies of any Option Plan or the form of stock option agreement or notice of stock option grant for any Option Plan. We will promptly furnish you copies of these documents at our expense.

     Cirrus Logic, Inc. 1996 Stock Plan

     The full text of the Cirrus Logic, Inc. 1996 Stock Plan is set forth in Appendix A to this Offer to Exchange.

     Stock Subject to the Cirrus Logic, Inc. 1996 Stock Plan

     The maximum aggregate number of shares which may be optioned and sold under the Cirrus Logic, Inc. 1996 Stock Plan is 15,300,000 shares of common stock of Cirrus Logic. Such authorized share reserve includes the 2,500,000 shares initially reserved under the Cirrus Logic, Inc. 1996 Stock Plan authorized by our Board of Directors on May 21, 1996 and approved by our stockholders August 1, 1996, plus

     (1) an increase of an additional 2,000,000 shares, of which 1,000,000 shares were authorized by our Board of Directors on March 19, 1997 and 1,000,000 shares were authorized by our Board of Directors on May 28, 1997, and which increases were approved by our stockholders on July 31, 1997;

     (2) an increase of an additional 2,000,000 shares authorized by our Board of Directors on April 1, 1998 and approved by our stockholders on July 21, 1998;

     (3) an increase of an additional 2,000,000 shares authorized by our Board of Directors on April 1, 1999 and approved by our stockholders on July 29, 1999;

     (4) an increase of an additional 3,500,000 shares authorized by our Board of Directors on July 27, 2000 and approved by our stockholders on September 28, 2000; and

     (5) an increase of an additional 3,300,000 shares authorized by our Board of Directors on April 25, 2001 and approved by our stockholders on July 25, 2001.

The shares may be authorized, but unissued, or reacquired common stock of Cirrus Logic.

     Term of Cirrus Logic, Inc. 1996 Stock Plan

     The Cirrus Logic, Inc. 1996 Stock Plan has a term of ten years after May 21, 1996, unless terminated earlier.

     Amendments and Termination

     Our Board of Directors may at any time amend, alter, suspend or terminate the Cirrus Logic, Inc. 1996 Stock Plan.

     ShareWave, Inc. 1996 Flexible Stock Incentive Plan

     The full text of the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is set forth in Appendix B to this Offer to Exchange.

     Stock Subject to the ShareWave, Inc. 1996 Flexible Stock Incentive Plan

     A maximum amount of 582,500 shares of common stock of Cirrus Logic shall be available for the grant of stock options or the issuance of common stock under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan.

     If there is any change in the common stock subject to the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, a stock option agreement, a restricted stock purchase agreement, or a restricted stock bonus agreement through merger, consolidation, reorganization, stock split, stock dividend, or other change in the capital structure of the company, appropriate adjustments must be made by the relevant committee in order to preserve but not to increase the benefits to the individual, including adjustments to the aggregate number, kind and price per share of shares subject to the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, a stock option agreement, a restricted stock purchase agreement or a restricted stock bonus agreement.

     Term of ShareWave, Inc. 1996 Flexible Stock Incentive Plan

     The ShareWave, Inc. 1996 Flexible Stock Incentive Plan will terminate on January 13, 2007 unless terminated earlier.

     Amendment and Termination

     Our Board of Directors may at any time amend, suspend or terminate the ShareWave, Inc. 1996 Flexible Stock Incentive Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the plan or an amendment to the ShareWave, Inc. 1996 Flexible Stock Incentive Plan be approved by the Cirrus Logic stockholders, and provided further, that, the Cirrus Logic Board of Directors shall in no event amend the plan in the following respects without the consent of the Cirrus Logic stockholders then sufficient to approve the ShareWave, Inc. 1996 Flexible Stock Incentive Plan in the first instance:

     (1) To increase the maximum number of shares subject to incentive stock options issued under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan; or

     (2) To change the designation or class of persons eligible to receive incentive stock options under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan.

     No option may be granted nor any common stock issued under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan during any suspension or after the termination of the plan, and no amendment, suspension or termination of the ShareWave, Inc. 1996 Flexible Stock Incentive Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any option previously granted under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan.

     Stream Machine Company 2001 Plan

     The full text of the Stream Machine Company 2001 Stock Plan is set forth in Appendix C to this Offer to Exchange.

     Stock Subject to the Stream Machine Company 2001 Stock Plan

     The maximum aggregate number of shares which may be optioned and sold under the Stream Machine Company 2001 Stock Option Plan is 5,000,000. The shares may be authorized, but unissued, or reacquired common stock of Cirrus Logic.

     Term of the Stream Machine Company 2001 Stock Plan

     The Stream Machine Company 2001 Stock Plan has a term of ten years after the adoption of the plan in November 2001.

     Amendment and Termination

     The Board of Directors shall obtain stockholder approval for any amendment to the extent necessary to comply with certain regulations. No amendment shall materially impair the rights of any grantee without the grantee's consent.

     Cirrus Logic, Inc. 2002 Stock Option Plan

     The full text of the Cirrus Logic, Inc. 2002 Stock Option Plan is set forth in Appendix D to this Offer to Exchange.

     Stock Subject to the Cirrus Logic, Inc. 2002 Stock Option Plan

     The maximum aggregate number of shares which may be optioned and sold under the Cirrus Logic, Inc. 2002 Stock Option Plan is 6,000,000 shares and, commencing with the first business day of each fiscal year beginning with March 31, 2003, such maximum aggregate number of shares shall be increased by a number equal to four percent (4%) of the number of shares outstanding as of the last business day of the immediately preceding fiscal year. The shares may be authorized, but unissued, or reacquired common stock of Cirrus Logic.

     Term of the Cirrus Logic, Inc. 2002 Stock Option Plan

     The Cirrus Logic, Inc. 2002 Stock Option Plan shall continue indefinitely until it is terminated by our Board of Directors.

     Amendment and Termination

     The Board of Directors may at any time amend, suspend or terminate the Cirrus Logic, Inc. 2002 Stock Option Plan. No amendment shall materially impair the rights of any optionee without the grantee's consent.

     U.S. Federal Income Tax Treatment of Options Granted Under the Option Plans

     The following discussion is only a summary of general U.S. federal income tax matters. This summary is based upon the Internal Revenue Code of 1986, as amended, as well as administrative and judicial interpretations of the Internal Revenue Code, as in effect on the date of this Offer. U.S. federal income tax law and judicial and administrative interpretation and application thereof may change, possibly on a retroactive basis. The income tax laws of other countries may provide for different treatment. Tax consequences of options may vary depending on each individual option holder's circumstances. All option holders, including those who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their options and participation in this Offer. Section 16 of this Offer to Exchange sets forth short summaries of some of these consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries carefully. The summary below does not address estate or gift tax, or alternative minimum tax, consequences of options, or any state or local, or non-U.S., tax consequences of options. You should consult your individual tax advisor before deciding whether or not to participate in this Offer.

     The tax treatment of the exercise of options will depend upon whether those options are incentive stock options, within the meaning of the Internal Revenue Code, or options other than incentive stock options, referred to as non-qualified stock options.

     Non-Qualified Stock Options

     When you exercise an option that does not qualify as an incentive stock option you will recognize ordinary income, and we will be entitled to a corresponding tax deduction, in the amount by which the fair market value of the purchased shares, on the date of exercise, exceeds the aggregate option price paid. Any appreciation or depreciation in the fair market value of those shares after the date of exercise of the option will generally give rise to capital gain or loss at the time you dispose of the shares.

     Incentive Stock Options

     If your Tendered Options are incentive stock options, within the meaning of the Internal Revenue Code, the New Options you receive in exchange for those Tendered Options will be non-qualified stock options. Unlike an exercise of New Options, your exercise of an option that qualifies as an incentive stock option is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for Cirrus Logic at any time, unless you dispose of the shares received upon the exercise within two years from the date the incentive stock option was granted or one year from the date of exercise, known as a "disqualifying disposition." If those one and two year holding period requirements are satisfied, and if you have been an employee of Cirrus Logic or one of our subsidiaries at all times from the date of grant of the incentive stock option to the day three months before exercise of the option, or twelve months in the case of termination of employment due to disability, then you will recognize any gain or loss upon disposition of the shares purchased upon exercise of the option as capital gain or loss. However, if you make a disqualifying disposition of any of those shares, you will generally be obligated to report as ordinary income for the year in which that disqualifying disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the option price paid for such shares. We would be entitled to a tax deduction in the same amount as the ordinary income reported by you. Any additional gain realized by you upon that disqualifying disposition of shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the option price paid for those shares, the difference would be a capital loss.

     The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

     See Section 15 for a discussion of the material U.S. federal income tax consequences of this Offer.

     Accounting Treatment

     Option grants with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

10.  New Options will Differ from Tendered Options.

     The New Options granted to you in exchange for your Tendered Options will be different from your Tendered Options.

     First, the general terms and conditions of the New Options granted in exchange for your Tendered Options may be different than the terms and conditions of your Tendered Options. The New Options will be granted under either the Cirrus Logic, Inc. 1996 Stock Option Plan or the Cirrus Logic, Inc. 2002 Stock Option Plan, as will be determined by our Board of Directors on the date of grant. Although we intend to grant most (or, depending on the total number of Tendered Options, all) of the New Options under the Cirrus Logic, Inc. 2002 Stock Option Plan, we will be unable to determine under which of the two Option Plans some or all of your Tendered Options will be granted until the Expiration Date. The terms and conditions of options granted under the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan may be different from the terms and conditions of the Option Plan under which one or more of your Tendered Options were granted. There are no material differences between the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan. For a brief description of the Cirrus Logic, Inc. 1996 Stock Plan and the Cirrus Logic, Inc. 2002 Stock Option Plan, see Section 9 of this Offer to Exchange.

     Second, the number of shares of common stock subject to the New Options will be less than the number of shares of common stock subject to your Tendered Options. For each of your Tendered Options that we accept for exchange, you will receive a New Option exercisable for the number of shares that were subject to the Tendered Option multiplied by three-fourths (0.75), as adjusted for any stock split, combination or similar event occurring prior to the grant date of the New Options.

     Third, the New Options will have a different exercise price and vesting schedule from your Tendered Options.

     Lastly, all New Options will be non-qualified stock options. If your Tendered Options are non-qualified stock options, the New Options you receive in exchange for those Tendered Options will likewise be non-qualified stock options. If your Tendered Options are incentive stock options, within the meaning of the Internal Revenue Code, the New Options you receive in exchange for those Tendered Options will be non-qualified stock options. Because your New Options will not qualify as incentive stock options, when you exercise your New Options, you will recognize taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. Accordingly, by participating in this Offer, you will no longer qualify for the more favorable tax treatment that may have been available to you had you not exchanged your Options that qualified as incentive stock options for New Options.

     If any of your Options were originally granted directly by a company we acquired or under a stock option plan sponsored by a company that we acquired, those existing options may contain certain features, such as accelerated vesting under certain circumstances, early exercise provisions and/or longer exercise periods following termination of employment, which will not be included within the terms of the New Options you may receive pursuant to this Offer. None of those special features or any other special features which may form part of your existing Options will be included in the New Options granted to you, and by tendering your Options for New Options, you are automatically agreeing to the elimination of those special features.

     The stock option agreement for each New Option will provide that any dispute relating to the New Options will be settled exclusively by a binding arbitration proceeding under the Commercial Arbitration Rules of the American Arbitration Association.

     See Section 15 for a discussion of the effect of this Offer on the tax treatment of Options and New Options.

11.  Information Concerning Cirrus Logic.

     Business Overview

     Founded in 1984, Cirrus Logic is a premier supplier of high-performance chip solutions for entertainment electronics based on leading analog, mixed-signal and digital technologies for embedded applications in audio and video consumer products and game consoles. In February 1999, we were reincorporated in the State of Delaware. We design integrated circuits, or chips, that use high-performance analog and digital signal processing technologies. Analog and digital signal processing refers to technologies to manipulate and improve the quality of audio, video and connectivity signals. It also includes the conversion of signals from digital-to-analog and analog-to-digital, as is frequently required in electronic equipment. A device that can perform both of these conversion functions is referred to as a coder-decoder, or codec. Codecs and other devices that support both digital and analog signals are referred to as mixed signal devices. Our mixed signal devices are designed for specific markets that derive value from our expertise in advanced mixed-signal design processing, systems-level engineering and software knowledge. Our chip solutions enable our customers to accelerate development of leading-edge digital entertainment products that are in high consumer demand.

     Our principal executive offices are located at 2901 Via Fortuna, Austin, Texas 78746, and our telephone number at that address is (512) 851-4000.

     Financial Information

     The following table sets forth selected consolidated financial operating data for Cirrus Logic. The selected historical statement of operations data for the years ended March 25, 2000, March 31, 2001 and March 30, 2002 and the selected historical balance sheet data as of March 31, 2001 and March 30, 2002 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2002 that have been audited by Ernst & Young LLP, independent auditors. The selected historical statement of operations data for the six months ended September 29, 2001 and September 28, 2002 and the selected historical balance sheet data as of March 30, 2002 and September 28, 2002 have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002. Our financial information for the six months ended September 29, 2001 and September 28, 2002 is unaudited, but, in our management's opinion, include all adjustments necessary to present fairly the financial information for those periods. The results of operations for the six months ended September 28, 2002 are not necessarily indicative of the results of operations we may expect for the full fiscal year ending March 29, 2003. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the sections of our Annual Report on Form 10-K for the fiscal year ended March 30, 2002 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002 entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have presented the following data in thousands, except per share data.

                                                Six Months Ended                    Fiscal Year Ended
                                            September     September       March 30,         March 31,      March 25,
                                             28, 2002      29, 2001         2002              2001           2000
                                             --------      --------         ----              ----           ----
                                                   (unaudited)
Consolidated Statement of Operations                         (in thousands, except per share data)
Data:
Net sales................................    $149,338      $254,953       $417,529          $778,673       $564,400
Income (loss) from operations............    (34,142)       (54,555)     (235,071)            69,452      (132,850)
Net earnings (loss)......................    (34,198)       (39,917)     (206,079)           143,176       (47,096)
Basic earnings (loss) per share..........      (0.41)         (0.54)        (2.66)              2.00         (0.77)
Diluted earnings (loss) per share........      (0.41)         (0.54)        (2.66)              1.86         (0.77)
Weighted average common shares
outstanding (basic)......................      83,215        74,238         77,552            71,678         61,554
Weighted average common shares
outstanding (diluted)....................      83,215        74,238         77,552            82,654         61,554

                                                      As of                                As of
                                                      -----                                -----
                                               September 28, 2002           March 30, 2002         March 30, 2001
                                               ------------------           --------------         --------------
                                                   (unaudited)
Consolidated Balance Sheet Data:                                         (in thousands)
Working capital..........................      $106,496                     $126,985                $373,757
Total assets.............................       432,591                      481,630                 598,005
Total shareholders' equity...............       326,854                      358,149                 432,543


     See Section 19 for instructions on how you can obtain copies of our reports filed with the Securities and Exchange Commission that contain the audited and unaudited financial statements we have summarized above.

12. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule I. As of November 18, 2002, our executive officers and directors as a group beneficially owned outstanding Options under the Option Plans to purchase a total of 3,253,375 shares of our common stock. That number represented approximately 29.9% of the shares subject to all Options outstanding under the Option Plans as of that date. The members of our Board of Directors and our executive officers are not eligible to participate in this Offer.

     Options Exercises

     During the 60-day period ended November 18, 2002, we have granted options under the Option Plans to purchase 16,300 shares of our common stock. During the 60-day period ended November 18, 2002, individuals have exercised options under the Option Plans to acquire 3,584 shares of our common stock with an exercise price per share equal to $2.5930. During the 60-day period ended November 18, 2002, options to purchase an aggregate of 747,604 shares under the Option Plans were cancelled, and executive officers and directors did not sell any shares of our common stock. One of our executive officers purchased 5,000 shares of common stock of Cirrus Logic in November 2002. Except as otherwise described above and stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60-day period ended November 18, 2002 by Cirrus Logic or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Cirrus Logic.

13. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

     All Tendered Options that are accepted for exchange will be cancelled. All Tendered Options that are accepted and cancelled will, after such cancellation, be available for regrant and issuance under the Option Plan under which the Options were originally issued.

     Many of our employees hold Options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to invite these Option holders to exchange these Options to provide an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable Option holders to immediately receive new options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired. Furthermore, if we were to cancel a stock option and issue another option with an exercise price that is lower than the exercise price of the cancelled option within the shorter of (1) the six-month period immediately prior to the date on which this Offer was made or (2) the period from the date of grant of the cancelled option to the date on which this Offer was made, the cancellation and exchange would be deemed a repricing that results in variable accounting. The cancellation of an existing option and the issuance of another option within this time period will be deemed a repricing even if the issuance of the second option occurs before the cancellation of the first option.

     We would incur additional compensation expense if any New Options were to be granted within the six month and one day waiting period to any Option holder whose Tendered Options were accepted for exchange and cancelled and those New Options would become variable. In this event, we would be required to record as a compensation expense chargeable against our reported earnings all increases in the market price of the underlying option shares which were to occur between the grant date of that option and the date the option is exercised for those shares or otherwise terminates unexercised.

     We believe that we can accomplish our goals of providing Option holders the benefit of choosing whether they want to receive Options that over time may have a greater potential to increase in value, without incurring any material current or future compensation expense solely as a result of the transactions contemplated by this Offer because:

     o we are requiring that any Option holder who tenders any Options in this Offer tender all, and not less than all, of his or her Options and we will reject any partial tender of Options;

     o we will not grant any New Options to participants in this Offer within six months and one day after the date that we accept and cancel the Tendered Options;

     o the exercise price of all New Options will equal the market value of the common stock (as determined under the relevant Option Plan under which the New Option is granted) on the date we grant the New Options; and

     o we will not grant any other options to an Option holder who tenders Options in this Offer that are cancelled in the exchange until after the date on which we grant the New Options.

     Certain of our employees hold Options that we assumed in connection with our acquisition of the companies that previously employed those individuals, and we have recorded deferred compensation with respect to those Options. To the extent those employees tender, and we accept for exchange and cancel, their assumed Options for New Options, we will have to immediately accelerate the amortization expense of the related deferred compensation previously recorded in connection with these acquisitions. In the unlikely event that all Options are exchanged pursuant to this Offer, approximately $255,000 of deferred compensation expense related to these acquisitions would be recorded in our reported results for the fiscal quarter ending December 28, 2002. We believe the actual amount of accelerated deferred compensation expense we will record as a result of this Offer will be significantly less because we do not expect that all Options will be tendered. Absent any acceleration, these charges will be expensed over the remaining vesting period of these Options. The average remaining vesting period of these Options is approximately eight years.

14.  Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Options and our grant of New Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of Tendered Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept Tendered Options for exchange and cancellation and to grant New Options for Tendered Options is subject to certain conditions, including the conditions described in Section 7.

15.  Material U.S. Federal Income Tax Consequences of this Offer.

     The tax rules relating to the effects of this Offer on your Options are complicated and are not free from doubt. Accordingly, you should consult with your own tax advisor to determine the U.S. federal, state, local and foreign tax consequences of taking or not taking any action regarding this Offer.

     The following discussion is only a summary of general United States federal income tax consequences of the tender and exchange of Options pursuant to this Offer and the grant of New Options. This summary is based upon the Internal Revenue Code of 1986, as amended, as well as administrative and judicial interpretations of the Internal Revenue Code, as in effect on the date of this Offer to Exchange. U.S. federal income tax law, and judicial and administrative interpretation and application thereof, may change, possibly on a retroactive basis. The tax laws of other countries may provide for different treatment.
Section 16 of this Offer to Exchange contains short summaries of some of these consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review the appropriate summary carefully. In addition, tax consequences of Options may vary depending on each individual Option holder's circumstances. All Option holders, including those who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their Options and participation in this Offer. The summary below does not address estate or gift tax, or alternative minimum tax, consequences of this Offer or grant of New Options, or any state or local, or non-U.S., tax consequences of this Offer or grant of New Options.

     Exchange of Options for New Options

     If you exchange outstanding Options for New Options to be granted six months and one day or more later, pursuant to this Offer, you will not be required to recognize taxable income, gain or loss at the time of the exchange. We will not be entitled to a tax deduction at that time.

     Grant of New Options

     You will not be required to recognize any taxable income when the New Options are granted to you. Likewise, we will not be entitled to a tax deduction at that time.

     Exercise of New Options

     The New Options will not qualify as incentive stock options within the meaning of the Internal Revenue Code and, as such, will be treated as non-qualified stock options for income tax purposes.

     When you exercise a New Option, you will recognize ordinary income, and we will be entitled to a corresponding tax deduction, in the amount by which the fair market value of the purchased shares, on the date of exercise, exceeds the aggregate option price paid. Any appreciation or depreciation in the fair market value of those shares after the date of exercise of the New Option will generally give rise to capital gain or loss at the time you dispose of the shares.

     Effect on Incentive Stock Options Not Tendered

     If you hold Options that are intended to qualify as incentive stock options under the Internal Revenue Code, the IRS may assert that this Offer constitutes a modification of those incentive stock options, even if you decline this Offer. If the IRS were to successfully assert that your incentive stock options are modified by this Offer, the period for which you would have to hold any shares purchased under those options to qualify all of the gain on a subsequent sale of those shares as long-term capital gain would be extended. This extended holding period required for long-term capital gain treatment for shares purchased upon exercise of your incentive stock option would require that your sale of those shares not occur until the later of (a) two years from the date of the deemed modification of your incentive stock options and (b) one year from the date the incentive stock option was exercised. You should also consider that the Internal Revenue Code imposes a limitation on the value of shares for which your options may first become exercisable during a calendar year and be treated as incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year cannot exceed $100,000, measured, in this case, using the fair market value of the shares at the time of the modification of the incentive stock option. To the extent that an option is initially exercisable for shares in excess of this limitation, the option will be treated as a non-qualified stock option upon exercise.

     16. Material Consequences for Employees Who Are Residents of the People's Republic of China, Hong Kong, the United Kingdom, Germany, India, Japan, South Korea, Singapore, Taiwan and France

     The following discussion is only a summary of the tax and other consequences of the tender and exchange of Options pursuant to this Offer and the grant of New Options in the jurisdictions of the People's Republic of China, Hong Kong, the United Kingdom, Germany, India, Japan, South Korea, Singapore, Taiwan and France and is based on the laws of those jurisdictions on the date of this Offer. This summary does not discuss all of the tax and other consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax and other information you may want to consider in making your decision. All Option holders in these jurisdictions should consult with their individual tax and financial advisors as to the consequences of their Options and participation in this Offer. Please note that the tax and other laws may change frequently in these jurisdictions. Cirrus Logic expects that you will comply fully with your tax and other obligations in connection with the exercise of your New Options, including paying individual income tax and stamp duties, if applicable.

People's Republic of China

     Exercise of New Options

     Since there are significant securities and foreign currency restrictions in the People's Republic of China, you will be restricted to the full cashless exercise method when you exercise your New Options (i.e., a same day sale of all the shares subject to the New Options).

     Tax Information

     You will not be subject to tax when the New Options are granted. However, when you exercise your New Options under the full cashless exercise method, you will be subject to tax on the cash proceeds that you receive (i.e., the difference between the fair market value of the underlying shares on the date of exercise and the purchase price less administrative costs, broker fees, etc.). The cash proceeds will be treated as part of your taxable income from wages and are subject to individual income tax.

     Tax Withholding and Reporting Obligations

     You also understand that Cirrus Logic may be required to make deductions from the amounts payable to you in connection with the exercise of your New Options as a withholding agent under individual income tax and social insurance legislation.

Hong Kong

     You will not be subject to tax when the New Options are granted. However, when you exercise your New Options, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price.

United Kingdom

     You will not be subject to tax when the New Options are granted. However, you will be subject to tax when you exercise your New Options on the difference between the fair market value of the shares on the date of exercise and the option price.

     Employers and employees are required to pay National Insurance Contributions based on the employee's earnings, including the difference between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999.

Germany

     Tax Information

     You will not be subject to tax when the New Options are granted. However, when you exercise your New Options, you will be subject to ordinary income and social insurance tax (to the extent you have not exceeded the social security wage basis) on the difference between the fair market value of the shares on the date of exercise and the option price.

     Exchange Controls

     You are responsible for reporting cross border payments in connection with the exercise of the New Options in excess of EURO12,500 (approximately DM24,450).

India

     Information Regarding Method of Exercise

     Due to exchange control restrictions in India, the terms of the New Options will be modified. You will only be able to exercise the New Options through the full cashless exercise method whereby the New Options are exercised without remitting any cash. You will not be entitled to receive and hold shares when you exercise the New Options. Under the cashless exercise method, the broker will sell all of the shares that you are entitled to purchase. You will receive the cash proceeds from the sale, minus the option price and any taxes, withholding obligations, commissions and brokers' fees associated with the transaction.

     Tax Information

     Under the cashless exercise method, you will be taxed on the cash proceeds of the sale minus the option price. The cash proceeds will be taxed as a perquisite (as ordinary income).

Japan

     Tax Information

     You will not be subject to tax when the New Options are granted. However, when you exercise your New Options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the option price. Your income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate.

     Securities Information

     Any New Options which may be granted to you pursuant to the terms of this Offer will be subject to the filing of applicable documentation with the Kanto Financial Bureau (the "KFB") and the new grant may be made conditional on any necessary filings or approvals. Alternatively, any option grants made to you may be delayed until such time as the applicable documentation is filed with and accepted by the KFB, which could affect the exercise price of the New Options.

South Korea

     Tax Information

     You will not be subject to tax when the New Options are granted. However, when you exercise your New Options, you will be subject to income tax on the difference between the fair market value of the shares at exercise and the option price. This difference is treated as salary taxable at your marginal tax rate.

     Exchange Controls

     If you remit funds to exercise the New Options, the remittance has to be "confirmed" by a foreign exchange bank in South Korea. To receive the confirmation, you should submit (i) a prescribed form application, (ii) the award notice, (iii) any plan documents you received including the option agreement, and (iv) certificates of employment with your local employer. You should check with the bank if there are any additional requirements. Cirrus Logic may remit the funds to purchase the shares on your behalf. In this case, you have to execute a power of attorney in favor of Cirrus Logic.

Singapore

     Generally, the grant of the New Options pursuant to the terms of this Offer should not be a taxable event under the Income Tax Act. The cancellation of existing Options in exchange for the New Options should also not constitute a taxable event. However, the Income Tax Act does not expressly address the cancellation of existing Options in exchange for New Options and, consequently, it is not completely certain that the Options you tender for exchange and cancellation will not be subject to tax. It is also not clear on what basis you would be taxed if the cancellation and grant of the New Options is considered to be a taxable event under the Income Tax Act.

Taiwan

     You will not be not be subject to tax when the New Options are granted.

France

     You will not be subject to tax when the New Options are granted. However, when you exercise your New Options, you will be subject to income and social insurance taxes on the difference between the fair market value of the shares on the date of exercise and the option price. This income is considered additional salary and therefore is included in your overall income for the year of the option exercise.

17.  Extension of Offer; Termination; Amendment.

     We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open and thereby delay the acceptance for exchange and cancellation of any Tendered Options by giving oral or written notice of such extension to the Option holders and making a public announcement thereof.

     We also expressly reserve the right, in our judgment and subject to applicable law, at any time prior to the Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any Tendered Options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of Tendered Options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934 as amended, which requires that we return the Tendered Options promptly after termination or withdrawal of this Offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to Option holders or by decreasing or increasing the number of Options being sought in this Offer.

     Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 6:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced Expiration

Date. Any public announcement made pursuant to this Offer will be disseminated promptly to Option holders in a manner reasonably designated to inform Option holders of such change.

     If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934 as amended. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of this Offer or information concerning this Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep this Offer open for at least ten business days after the date of such notification:

     (1) we increase or decrease the amount of consideration offered for the Options; or

     (2) we decrease or increase the number of Options eligible to be tendered in this Offer.

18.  Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Options pursuant to this Offer to Exchange.

19.  Additional Information.

     We are filing with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to this Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the Securities and Exchange Commission before making a decision on whether to tender your Options:

     (1) our Annual Report on Form 10-K for our fiscal year ended March 30, 2002;

     (2) our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002;

     (3) our Form S-8 (Registration Statement No. 333-67322) (registering shares to be issued under the Cirrus Logic, Inc. 1996 Stock Plan);

     (4) our Form S-8 (Registration Statement No. 333-71046) (registering shares to be issued under the ShareWave 1996 Flexible Stock Incentive
          Plan);

     (5) our Form S-8 (Registration Statement No. 333-74804) (registering shares to be issued under the Stream Machine Company 2001 Stock Plan);

     (6) our Form S-8 (Registration Statement No. 333-101119) (registering shares to be issued under the Cirrus Logic, Inc. 2002 Stock Option
          Plan); and

     (7) the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on May 1, 1989, including any amendments or reports we file for the purpose of updating that description.

     The Securities and Exchange Commission file number for these filings is 000-17795. These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at:

                              Public Reference Room
                       Securities and Exchange Commission
                        450 Fifth Street, N.W., Room 1024
                             Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Website at www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CRUS," and our filings with the Securities and Exchange Commission can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                               Cirrus Logic, Inc.
                                2901 Via Fortuna
                               Austin, Texas 78746
                      Attn: Stock Administration Department
                        Bonnie Niemtschk: (512) 851-4359
                        Rosalind Chavoya: (512) 851-4371
                      E-mail Address: stockadmin@cirrus.com

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Cirrus Logic should be read together with the information contained in the documents to which we have referred you.

20.  Miscellaneous.

     This Offer to Exchange and our Securities and Exchange Commission reports referred to above include "forward-looking statements." When used in this Offer to Exchange, words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

     Numerous factors affect this Offer, our business and the results of our operations. Factors affecting this Offer include, but are not limited to:

     o    the accounting treatment of this Offer;

     o changes in the trading price of our common stock during the period of this Offer and in the period between the cancellation of Tendered Options and the issuance of New Options under this Offer; and

     o corporate developments affecting Cirrus Logic between the cancellation of Tendered Options and the issuance of New Options under this Offer.

     Factors affecting our business, the results of our operations and our financial condition include, but are not limited to:

     o    overall conditions in the semiconductor market;

     o the expansion of the consumer digital entertainment electronics market;

     o the ability of the Company to successfully realize the benefits of its acquisitions;

     o the ability of the Company to introduce new products on a timely basis and to deliver products that perform as anticipated;

     o risks associated with international sales and international operations;

     o customer cancellations of orders, or the failure to place orders consistent with forecasts;

     o the successful resolution of the Company's litigation with Western Digital and Fujitsu;

     o    rival chip architectures;

     o    pricing pressures;

     o    hardware or software deficiencies in our products;

     o    a shortage of manufacturing capacity;

     o the ability of the Company to make continued substantial investments in research and development;

     o    actual operational spending;

     o the ability of the Company to increase revenue, gross margin and sequential growth rates;

     o    the retention of key employees; and

     o the effects of terrorist activities and possible military action, which may cause disruptions to general economic, market and political conditions throughout the world, as well as may disrupt our receipt of shipments we need for our products or may disrupt our delivery of products to customers.

     Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. Our Annual Report on Form 10-K for the fiscal year ended March 30, 2002, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002 and our other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, the results of our operations and financial condition. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of this Offer to Exchange, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

     The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. The Act does not provide this protection for transactions such as this Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this Offer to Exchange.

     We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, this Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange or in the related Letter of Transmittal. If anyone makes any representation or gives you any information different from the representations and information contained herein or therein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Options pursuant to this Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Exchange, the related Letter of Transmittal or such other documents to which we have referred you.


                               Cirrus Logic, Inc.

            The date of this Offer to Exchange is November 20, 2002.

                                                                      Appendix A
                                                                      ----------

                               CIRRUS LOGIC, INC.
                                 1996 STOCK PLAN
                     (as amended effective November 1, 2002)

1.   Purposes of the Plan.

     The purposes of this Stock Plan are:

     o to attract and retain the best available personnel for positions of substantial responsibility,

     o    to provide additional incentive to Employees and Consultants, and

     o    to promote the success of the Company's business.

     Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2.   Definitions.

     As used herein, the following definitions shall apply:

     (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

     (b) "Applicable Laws" means the legal requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights will be or are being granted under the Plan.

     (c)  "Board" means the Board of Directors of the Company.

     (d)  "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Committee" means a Committee appointed by the Board in accordance with Section 4 of the Plan.

     (f)  "Common Stock" means the Common Stock of the Company.

     (g)  "Company" means Cirrus Logic, Inc., a Delaware corporation.

     (h) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services. The term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

     (i) "Continuous Status as an Employee or Consultant" means that the employment or consulting relationship with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

     (j)  "Director" means a member of the Board.

     (k)  "Disability" means total and permanent disability as defined in
          Section 22(e)(3) of the Code.

     (l) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

     (m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (n) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

          (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

          (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

          (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

     (o) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

     (p) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

     (q) "Notice of Grant" means a written notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

     (r) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (s)  "Option" means a stock option granted pursuant to the Plan.

     (t) "Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

     (u) "Option Exchange Program" shall mean a program approved by the Administrator whereby outstanding Options are canceled at a time when the exercise price thereof may be equal to, greater than or less than the Fair Market Value of the Common Stock in exchange for other Options (or stock options granted pursuant to a plan of a Parent or Subsidiary of the Company), whether or not such other Options or stock options are delivered simultaneously with the cancellation and whether or not the cancellation is voluntary on the part of the Optionee (or any action that has the same effect as the foregoing).

     (v) "Optioned Stock" means the Common Stock subject to an Option or Stock Purchase Right.

     (w) "Optionee" means an Employee or Consultant who holds an outstanding Option or Stock Purchase Right.

     (x) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (y)  "Plan" means this 1996 Stock Option Plan.

     (z) "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 below.

     (aa) "Restricted Stock Purchase Agreement" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

     (bb) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

     (cc) "Section 16(b)" means Section 16(b) of the Securities Exchange Act of 1934, as amended.

     (dd) "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

     (ee) "Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

     (ff) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.   Stock Subject to the Plan.

     Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 15,300,000 Shares. Such authorized share reserve includes the 2,500,000 shares initially reserved under the Plan authorized by the Board May 21, 1996 and approved by the stockholders August 1, 1996, plus (i) an increase of an additional 2,000,000 shares, of which 1,000,000 shares were authorized by the Board March 19, 1997 and 1,000,000 shares were authorized by the Board May 28, 1997, and which increases were approved by the stockholders July 31, 1997 (the "1997 Increase"), (ii) an increase of an additional 2,000,000 shares authorized by the Board April 1, 1998 and approved by the stockholders July 21, 1998 (the "1998 Increase"), (iii) an increase of an additional 2,000,000 shares authorized by the Board April 1, 1999 and approved by the stockholders July 29, 1999 (the "1999 Increase"),
     (iv) an increase of an additional 3,500,000 shares authorized by the Board July 27, 2000 and approved by the stockholders September 28, 2000 (the "2000 Increase"), and (v) an increase of an additional 3,300,000 shares authorized by the Board April 25, 2001 and approved by the stockholders July 25, 2001 (the "2001 Increase"). The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, and the original purchaser of such Shares did not receive any benefits of ownership of such Shares, such Shares shall become available for future grant under the Plan. For purposes of the preceding sentence, voting rights shall not be considered a benefit of Share ownership.

4.   Administration of the Plan.

     (a)  Procedure.

          (i) Multiple Administrative Bodies. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

          (ii) Administration With Respect to Directors and Officers Subject to
               Section 16(b). With respect to Option or Stock Purchase Right grants made to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in a manner complying with the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16(b) exempt discretionary grants and awards of equity securities are to be made, or (B) a committee designated by the Board to administer the Plan, which committee shall be constituted to comply with the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16(b) exempt discretionary grants and awards of equity securities are to be made. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16(b) exempt discretionary grants and awards of equity securities are to be made.

         (iii) Administration With Respect to Other Persons. With respect to Option or Stock Purchase Right grants made to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

     (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

          (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n) of the Plan;

          (ii) to select the Consultants and Employees to whom Options and Stock Purchase Rights may be granted hereunder;

         (iii) to determine whether and to what extent Options and Stock Purchase Rights or any combination thereof, are granted hereunder;

          (iv) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

          (v)  to approve forms of agreement for use under the Plan;

          (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

          (vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

        (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

          (ix) to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

          (x) to implement an Option Exchange Program on such terms and conditions as the Administrator in its discretion deems appropriate, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

          (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

          (xii) to determine the terms and restrictions applicable to Options and Stock Purchase Rights and any Restricted Stock; and

        (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

     (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

5.   Eligibility.

     Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Option or Stock Purchase Right may be granted additional Options or Stock Purchase Rights.

6.   Limitations.

     (a) Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.

     (b) Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee's employment or consulting relationship with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such employment or consulting relationship at any time, with or without cause.

     (c)  The following limitations shall apply to grants of Options to
          Employees:

          (i) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 400,000 Shares.

          (ii) In connection with his or her initial employment, an Employee may be granted Options to purchase up to an additional 800,000 Shares which shall not count against the limit set forth in subsection
               (i) above.

         (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 13.

          (iv) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsections (i) and
               (ii) above.

7.   Term of Plan.

     Subject to Section 19 of the Plan, the Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 19 of the Plan. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

8.   Term of Option.

     The term of each Option shall be stated in the Notice of Grant; provided, however, that in the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

9.   Option Exercise Price and Consideration.

     (a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the date of grant.

     (b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until either the completion of a service period or the achievement of performance criteria with respect to the Company or the Optionee.

     (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

          (i)  cash;

          (ii) check;

         (iii) promissory note;

          (iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

          (v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

          (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

         (vii) any combination of the foregoing methods of payment; or

        (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.  Exercise of Option.

     (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

          (i)  An Option may not be exercised for a fraction of a Share.

          (ii) An Option shall be deemed exercised when the Company receives:
               (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and
               (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
               Section 13 of the Plan.

          (iii) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     (b) Termination of Employment or Consulting Relationship. Upon termination of an Optionee's Continuous Status as an Employee or Consultant, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Notice of Grant to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for three (3) months following the Optionee's termination. Notwithstanding the above, in the event the Company is involved in a merger as a result of which Optionees are precluded from selling shares of the acquiring company until the publication of financial results covering post-merger combined operations ("Pooling Restrictions"), options held by Optionees subject to such Pooling Restrictions (including options that are assumed or substituted pursuant to Section 13(c)) shall remain exercisable until five (5) business days after the expiration of such Pooling Restrictions (but not beyond the original term of the Option) notwithstanding an earlier termination of such Optionee's Continuous Status as an Employee or Consultant. If, on the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          Notwithstanding the above, in the event of an Optionee's change in status from Consultant to Employee or Employee to Consultant, the Optionee's Continuous Status as an Employee or Consultant shall not automatically terminate solely as a result of such change in status. In such event, an Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option three months and one day following such change of status.

     (c) Disability of Optionee. Upon termination of an Optionee's Continuous Status as an Employee or Consultant as a result of the Optionee's Disability, the Optionee may exercise his or her Option at any time within twelve (12) months (or such other period of time as is determined by the Administrator) from the date of termination, but only to the extent that the Optionee is entitled to exercise it on the date of termination (and in no event later than the expiration of the term of the Option as set forth in the Notice of Grant). If, on the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     (d) Death of Optionee. In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months (or such other period of time as is determined by the Administrator) following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     (e) Rule 16b-3. Options granted to individuals subject to Section 16 of the Exchange Act ("Insiders") must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

11.  Stock Purchase Rights.

     (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer, which shall in no event exceed ninety (90) days from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator. The aggregate number of Shares subject to grants of Stock Purchase Rights shall not exceed ten percent (10%) of the Shares subject to the Plan pursuant to Section 3.

     (b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or Disability); provided that the minimum period of employment over which any such Company repurchase option lapses shall not be less than three (3) years. The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

     (c) Rule 16b-3. Stock Purchase Rights granted to Insiders, and Shares purchased by Insiders in connection with Stock Purchase Rights, shall be subject to any restrictions applicable thereto in compliance with Rule 16b-3. An Insider may only purchase Shares pursuant to the grant of a Stock Purchase Right, and may only sell Shares purchased pursuant to the grant of a Stock Purchase Right, during such time or times as are permitted by Rule 16b-3.

     (d) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

     (e) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

     (f) Issuance of Shares. As soon as possible after full payment of the purchase price as provided herein, the Shares purchased shall be duly issued. In accordance with any applicable administrative guidelines it establishes, the Committee shall withhold from any payment of Shares due as a result of a grant of Options or Stock Purchase Rights the minimum amount of federal, state and other taxes required by law to be withheld from such grant, unless the Optionee pays such minimum withholding amount in cash or by delivering to the Company Shares having a Fair Market Value, as determined by the Committee, equal to such minimum withholding amount, or a combination of cash and Shares having an aggregate value equal to such minimum withholding amount.

     (g) Shares Available Under the Plan. Exercise of a Stock Purchase Right in any manner shall result in a decrease in the number of Shares that thereafter shall be available for reissuance under the Plan.

12.  Non-Transferability of Options and Stock Purchase Rights.

     An Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

13.  Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset
     Sale.

     (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option or Stock Purchase Right until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

     (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, or in the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be exercisable. If an Option or Stock Purchase Right is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

14.  Date of Grant.

     The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

15.  Amendment and Termination of the Plan.

     (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

     (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Sections 162(m) or 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

     (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

     (d) Plan Amendments. The Plan was amended in order to approve the 1997 Increase, the 1998 Increase, the 1999 Increase, the 2000 Increase, and the 2001 Increase, respectively, and this restatement incorporates such amendments.

16.  Conditions Upon Issuance of Shares.

     (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     (b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17.  Liability of Company.

     (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     (b) Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Option or Stock Purchase Right exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Option or Stock Purchase Right shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 15(b) of the Plan.

18.  Reservation of Shares.

     The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.  Shareholder Approval.

     Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law.

                                                                      Appendix B
                                                                      ----------

                                 ShareWave, Inc.
                       1996 Flexible Stock Incentive Plan
                     (as amended effective November 1, 2002)

1.   Establishment, Purpose, and Definitions.

     (a) There is hereby adopted the 1996 Flexible Stock Incentive Plan (the "Plan") of ShareWave, Inc., a Delaware corporation (the "Company").

     (b) The purpose of the Plan is to provide a means whereby eligible individuals (as defined in Section 4, below) can acquire Common Stock of the Company (the "Stock"). The Plan provides employees (including officers and directors who are employees) of the Company and of its Affiliates (as defined below) an opportunity to purchase shares of Stock pursuant to options which may qualify as incentive stock options (referred to as "incentive stock options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and employees, officers, directors, independent contractors, and consultants of the Company and of its Affiliates (as defined below) an opportunity to purchase shares of Stock pursuant to options which are not described in Sections 422 or 423 of the Code (referred to as "nonqualified stock options"). The Plan also provides for the sale or bonus of Stock to eligible individuals in connection with the performance of services for the Company or its Affiliates (as defined below).

     (c) The term "Affiliates" as used in the Plan means parent or subsidiary corporations, as defined in Sections 424(e) and (f) of the Code (but substituting the "Company" for "employer corporation"), including parents or subsidiaries which become such after adoption of the Plan.

2.   Administration of the Plan.

     (a) The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may delegate the responsibility for administering the Plan to a committee, under such terms and conditions as the Board shall determine (the "Committee"). References in this Plan to the "Committee" shall mean the Board if the Board has not delegated responsibility to a separate committee. Members of the Committee shall serve at the pleasure of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee.

     (b) In the event that the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), grants of awards under the Plan to directors or employees who are also officers or directors of the Company shall be granted and approved in such a manner as to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"). The limitations set forth in this Section 2(b) shall automatically incorporate any additional requirements that may in the future be necessary for the Plan to comply with Rule 16b-3.

     (c) The Committee shall determine which eligible individuals (as defined in Section 4, below) shall be granted options under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such options.

     (d) The Committee may amend the terms of any outstanding option granted under this Plan, but any amendment which would adversely affect the participant's rights under an outstanding option shall not be made without the participant's written consent. The Committee may, with the participant's written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option.

     (e) The Committee shall also determine which eligible individuals (as defined in Section 4, below) shall be issued Stock under the Plan, the timing of such grants, the terms thereof (including any restrictions), and the number of shares to be granted. The Stock shall be issued for such consideration (if any) as the Committee deems appropriate. Stock issued subject to restrictions shall be evidenced by a written agreement (the "Restricted Stock Purchase Agreement" or "Restricted Stock Bonus Agreement"). The Committee may amend any Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement, but any amendment which would adversely affect the stockholder's rights to the Stock shall not be made without his or her written consent.

     (f) The Committee shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options or Stock granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all participants.

     (g) Without limitation of the foregoing, the Committee shall have the right, with the participant's consent, to accelerate the exercise date of any options issued pursuant to the Plan or terminate the restrictions applicable to any stock issued pursuant to the Plan.

     (h) Without limitation of the foregoing, the Committee shall have the authority, in its discretion, to implement an Option Exchange Program (as hereinafter defined) on such terms and conditions as the Committee in its discretion deems appropriate, provided that no amendment or adjustment to an option granted pursuant to the Plan that would materially and adversely affect the rights of any participant shall be made without the prior written consent of the participant. For purposes of the Plan, "Option Exchange Program" shall mean a program approved by the Committee whereby outstanding options granted pursuant to the Plan are canceled at a time when the exercise price thereof may be equal to, greater than or less than the fair market value of the Stock in exchange for other options granted pursuant to the Plan (or stock options granted pursuant to a plan of an Affiliate of the Company), whether or not such other stock options are delivered simultaneously with the cancellation and whether or not the cancellation is voluntary on the part of the participant (or any action that has the same effect as the foregoing).

3.   Stock Subject to the Plan.

     (a) An aggregate of not more than 582,500 shares of Stock shall be available for the grant of stock options or the issuance of Stock under the Plan. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. Any Stock which is retained by the Company upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such option exercise shall be treated as issued to the participant and will thereafter not be available under the Plan.

     (b) If there is any change in the Stock subject to the Plan, a Stock Option Agreement, a Restricted Stock Purchase Agreement, or a Restricted Stock Bonus Agreement through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend, or other change in the capital structure of the Company, appropriate adjustments shall be made by the Committee in order to preserve but not to increase the benefits to the individual, including adjustments to the aggregate number, kind and price per share of shares subject to the Plan, a Stock Option Agreement, a Restricted Stock Purchase Agreement or a Restricted Stock Bonus Agreement.

4.   Eligible Individuals.

     Individuals who shall be eligible to have granted to them the options, or Stock provided for by the Plan shall be such employees, officers, directors, independent contractors and consultants of the Company or an Affiliate as the Committee, in its discretion, shall designate from time to time. Notwithstanding the foregoing, only employees of the Company or an Affiliate (including officers and directors who are bona fide employees) shall be eligible to receive incentive stock options.

5.   The Option Price.

     The exercise price of the Stock covered by each incentive stock option shall be not less than the per share fair market value of such Stock on the date the option is granted. The exercise price of the Stock covered by each nonqualified stock option shall be as determined by the Committee and shall be not less than 85% of the per share fair market value of such Stock on the date the option is granted. Notwithstanding the foregoing, in the case of an stock option granted to a person possessing more than 10% of the combined voting power of the Company or an Affiliate, the exercise price shall be not less than 110% of the fair market value of the Stock on the date the option is granted. The exercise price of an option shall be subject to adjustment to the extent provided in Section 3(b), above.

6.   Terms and Conditions of Options.

     (a) Each option granted pursuant to the Plan will be evidenced by a written stock option agreement (the "Stock Option Agreement") executed by the Company and the person to whom such option is granted.

     (b) The Committee shall determine the term of each option granted under the Plan; provided, however, that the term of an incentive stock option shall not be for more than 10 years and that, in the case of an incentive stock option granted to a person possessing more than 10% of the combined voting power of the Company or an Affiliate, the term shall be for no more than five years.

     (c) In the case of incentive stock options, the aggregate fair market value (determined as of the time such option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by an eligible employee in any calendar Year (under this Plan and any other plans of the Company or its Affiliates) shall not exceed $100,000.

     (d) The Stock Option Agreement may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Committee. If an option, or any part thereof is intended to qualify as an incentive stock option, the Stock Option Agreement shall contain those terms and conditions which are necessary to so qualify it. Notwithstanding the foregoing, no option granted under the Plan may vest at less than the rate required by California Department of Corporations rules as in effect on the date of grant.

7.   Terms and Conditions of Stock Purchases and Bonuses.

     (a) Each sale or grant of stock pursuant to the Plan will be evidenced by a written Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement executed by the Company and the person to whom such stock is sold or granted.

     (b) The Restricted Stock Purchase Agreement or Restricted Stock Bonus Agreement may contain such other terms, provisions and conditions consistent with this Plan as may be determined by the Committee, including not by way of limitation, restrictions on transfer, forfeiture provisions, repurchase provisions and vesting provisions. Notwithstanding the foregoing, no restricted stock purchase or restricted stock bonus granted under the Plan may vest at less than the rate required by the California Department of Corporations rules as in effect on the date of grant.

     (c) The purchase price of Stock sold hereunder pursuant to a Restricted Stock Purchase Agreement shall be the price determined by the Committee on the date the right to purchase Stock is granted; provided, however that (i) such price shall not be less than 85% of the per share fair market value of such Stock on the date the right to purchase Stock is granted and (ii) in the case of any person possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, such price shall be not less than 100% of the per share fair market value of such Stock at the time the right to purchase Stock is granted, or at the time the purchase is consummated.

8.   Use of Proceeds.

     Cash proceeds realized from the sale of Stock under the Plan shall constitute general funds of the Company.

9.   Amendment, Suspension, or Termination of the Plan.

     (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the Plan or an amendment to the Plan be approved by the Company's stockholders, and provided further that, except as provided in Section 3(b), above, the Board shall in no event amend the Plan in the following respects without the consent of stockholders then sufficient to approve the Plan in the first instance:

          (i) To increase the maximum number of shares subject to incentive stock options issued under the Plan; or

          (ii) To change the designation or class of persons eligible to receive incentive stock options under the Plan.

     (b) No option may be granted nor any Stock issued under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any option previously granted under the Plan. The Plan shall terminate on January 13, 2007 unless previously terminated by the Board pursuant to this Section 9.

10.  Assignability.

     Each option granted pursuant to this Plan shall, during participant's lifetime, be exercisable only by participant, and neither the option nor any right hereunder shall be transferable by participant by operation of law or otherwise other than by will or the laws of descent and distribution. Stock subject to a Restricted Stock Purchase Agreement or a Restricted Stock Bonus Agreement shall be transferable only as provided in such Agreement.

11.  Payment Upon Exercise of Options.

     (a) Payment of the purchase price upon exercise of any option granted under this Plan shall be made in cash, certified check or wire transfer; provided, however, that the Committee, in its sole discretion, may permit a participant to pay the option price in whole or in part (i) with shares of Stock owned by the participant; (ii) by delivery on a form prescribed by the Committee of an irrevocable direction to a securities broker approved by the Committee to sell shares and deliver all or a portion of the proceeds to the Company in payment for the Stock; (iii) by delivery of the participant's promissory note with such recourse, interest, security, and redemption provisions as the Committee in its discretion determines appropriate; or (iv) in any combination of the foregoing. Any Stock used to exercise options shall be valued at its fair market value on the date of the exercise of the option. In addition, the Committee, in its sole discretion, may authorize the surrender by a participant of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Committee's discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or some combination thereof.

     (b) In the event that the exercise price is satisfied by the Committee retaining from the shares of Stock otherwise to be issued to participant shares of Stock having a value equal to the exercise price, the Committee may, in its sole discretion, issue participant an additional option, entitling participant to purchase additional Stock in an amount equal to the number of shares so retained.

12.  Corporate Transactions.

     (a) Definition. For purposes of this Section 12, a "Corporate Transaction" shall include any of the following stockholder-approved transactions to which the Company is a party:

          (i) a merger or consolidation in which the Company is not the surviving entity, except for (1) a transaction the principal purpose of which is to change the state of the Company's incorporation, or (2) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such surviving entity immediately after such transaction;

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

          (iii) any merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the surviving entity (by virtue of their shares in the Company held immediately prior to such transaction) representing more than fifty percent (50%) of the total voting power of the surviving entity immediately after such transaction.

     (b) Effect. In the event of any Corporate Transaction all outstanding unexercised options under the Plan to the extent they are not assumed by the successor corporation or its parent company shall terminate upon the effective date of the Corporate Transaction; provided, however, that if all outstanding unexercised options under the Plan are not assumed by the successor corporation or its parent company, all outstanding options shall vest in their entirety and become exercisable immediately prior to the specified effective date of the Corporate Transaction. For purposes of this Plan, options shall be deemed assumed in a Corporate Transaction if (i) the successor corporation or its parent company assumes the Company's obligations under the Plan and replaces outstanding options under the Plan with options providing substantially equal value and having substantially equivalent provisions as the options granted pursuant to this Plan; or
          (ii) the Company or its outstanding securities are acquired for cash consideration and the successor corporation or its parent company agrees to pay to each holder of outstanding options as such options would otherwise have become exercisable, the cash consideration per share for shares of the Company's Common Stock otherwise payable pursuant to such Corporate Transaction, less the exercise price per share of such options.

13.  Withholding Taxes.

     (a) No Stock shall be granted or sold under the Plan to any participant, until the participant has made arrangements acceptable to the Committee for the satisfaction of federal, state, and local income and social security tax withholding obligations, including without limitation obligations incident to the receipt of Stock under the Plan, the lapsing of restrictions applicable to such Stock, the failure to satisfy the conditions for treatment as incentive stock options under applicable tax law, or the receipt of cash payments. Upon exercise of a stock option or lapsing or restriction on Stock issued under the Plan, the Company may satisfy its withholding obligations by withholding from the participant or requiring the participant to surrender shares of the Company's Stock sufficient to satisfy federal, state, and local income and social security tax withholding obligations.

     (b) In the event that such withholding is satisfied by the Company or the participant's employer retaining from the shares of Stock otherwise to be issued to participant shares of Stock having a value equal to such withholding tax, the Committee may, in its sole discretion, issue participant an additional option, entitling participant to purchase additional Stock in an amount equal to the number of shares so retained.

14.  Restrictions on Transfer of Shares.

     The Stock acquired pursuant to the Plan shall be subject to such restrictions and agreements regarding sale, assignment, encumbrances or other transfer as are in effect among the stockholders of the Company at the time such Stock is acquired, as well as to such other restrictions as the Committee shall deem advisable.

15.  Stockholder Approval.

     This Plan shall only become effective with regard to incentive stock options upon its approval by a majority of the stockholders within 12 months of the Board's adoption of the Plan. The Committee may grant incentive stock options under the Plan prior to such approval by the stockholders, but until stockholder approval of the Plan is obtained, no incentive stock option shall be exercisable. Any nonqualified stock option that is exercised before stockholder approval is obtained must be rescinded if stockholder approval is not obtained within 12 months before or after the Plan is adopted.

16.  Information to Plan Participants.

     The Company shall provide, at least annually, to each Plan participant, during any period for which said participant has one or more options or shares acquired pursuant to the Plan outstanding, copies of financial statements of the Company issued during said period.

                                                                      Appendix C
                                                                      ----------


                             STREAM MACHINE COMPANY
                                 2001 STOCK PLAN
                     (as amended effective November 1, 2002)

1.   Purposes of the Plan.

     The purpose of the Plan is to attract and retain the best available personnel. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

2.   Definitions.

     As used herein, the following definitions shall apply:

     (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

     (b) "Applicable Laws" means the legal requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code and the applicable laws of any foreign country or jurisdiction where Options will be or are being granted under the Plan.

     (c)  "Board" means the Board of Directors of the Company.

     (d)  "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Committee" means a Committee appointed by the Board in accordance with Section 4 of the Plan.

     (f)  "Common Stock" means the common stock of the Company.

     (g)  "Company" means Stream Machine Company, a California corporation.

     (h) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services. The term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

     (i) "Continuous Status as an Employee" means that the employment with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or
          (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave of absence, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

     (j)  "Director" means a member of the Board.

     (k)  "Disability" means total and permanent disability as defined in
          Section 22(e)(3) of the Code.

     (l)  "Employee" means any person employed by the Company.

     (m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (n) "Fair Market Value" means, as of any date, the value of a Share determined as follows:

          (i) If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the NASDAQ National Market or The NASDAQ SmallCap Market of The NASDAQ Stock Market, the Fair Market Value of a Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

          (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

          (iii) In the absence of an established market for the Common Stock, the Fair Market Value of a Share shall be determined in good faith by the Administrator.

     (o) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

     (p) "Nonstatutory Stock Option" means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

     (q) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (r)  "Option" means a stock option granted pursuant to the Plan.

     (s) "Option Agreement" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

     (t) "Option Exchange Program" shall mean a program approved by the Administrator whereby outstanding Options are canceled at a time when the exercise price thereof may be equal to, greater than or less than the Fair Market Value of the Common Stock in exchange for other Options (or stock options granted pursuant to a plan of a Parent or Subsidiary of the Company), whether or not such other Options or stock options are delivered simultaneously with the cancellation and whether or not the cancellation is voluntary on the part of the Optionee (or any action that has the same effect as the foregoing).

     (u)  "Optioned Stock" means the Common Stock subject to an Option.

     (v)  "Optionee" means an Employee who holds an outstanding Option.

     (w) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (x)  "Plan" means this 2001 Stock Option Plan.

     (y) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

     (z)  "Section 16(b)" means Section 16(b) of the Exchange Act.

     (aa) "Share" means a share of Common Stock.

     (bb) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.   Stock Subject to the Plan.

     The maximum aggregate number of Shares which may be optioned and sold under the Plan is 5,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

     Shares that have actually been issued under the Plan, upon exercise of an Option, shall not be returned to the Plan and shall not become available for future distribution under the Plan. For purposes of the preceding sentence, voting rights shall not be considered a benefit of Share ownership.

4.   Administration of the Plan.

     (a) Procedure. With respect to Option grants made to Employees, the Plan shall be administered by (A) the Board or (B) a committee appointed by the Board, which committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws.

     (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

          (i)  to approve forms of agreement for use under the Plan;

          (ii) to construe and interpret the terms of the Plan and Options granted pursuant to the Plan;

         (iii) to prescribe, amend and rescind rules and regulations relating to the Plan;

          (iv) to implement an Option Exchange Program on such terms and conditions as the Administrator in its discretion deems appropriate, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

          (v) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator; and

          (vi) to make all other determinations deemed necessary or advisable for administering the Plan.

     (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees.

5.   Eligibility.

     Nonstatutory Stock Options and Incentive Stock Options may be granted only to Employees.

6.   Limitations.

     (a) Each Option shall be designated in the Option Agreement, attached as Exhibit A hereto, as either a Nonstatutory Stock Option or an Incentive Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares, with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.

     (b) Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such employment at any time, with or without cause.

7.   Term of Plan.

     Subject to stockholder approval in accordance with Section 18, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of the Plan.

8.   Term of Option.

     The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an ISO granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9.   Option Exercise Price and Consideration.

     (a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be the Fair Market Value per Share on the date of grant; provided, however, that in the case of an Option granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

     (b) Exercise Dates. The Option may be exercised on or after the dates indicated below, provided that the Optionee has maintained Continuous Status as an Employee through such dates, as to that percentage of the total shares of Optioned Stock as set forth below opposite each such date, plus any shares of Optioned Stock as to which the Option could have been previously exercised, but was not so exercised:

Date                                               Vesting
----                                               -------
On the first anniversary of the date of grant      25% of the Optioned Stock

Beginning with the thirteenth month and            1/48 of the Optioned Stock per month
continuing through the forty-eighth month
from the date of grant


     (c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Options, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

          (i)  cash;

          (ii) check;

          (iii) promissory note;

          (iv) other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

          (v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option, and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

          (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

         (vii) any combination of the foregoing methods of payment; or

        (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.  Exercise of Option, Redemption Rights and Cash-Outs.

     (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

          (i)  An Option may not be exercised for a fraction of a Share.

          (ii) An Option shall be deemed exercised when the Company receives:
               (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and
               (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
               Section 12 of the Plan.

          (iii) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     (b) Termination of Employment. Upon termination of an Optionee's Continuous Status as an Employee, other than upon the Optionee's death or Disability, the Option shall remain exercisable for three (3) months following the Optionee's termination. Notwithstanding the above, but subject to Section 12(c), in the event the Company is involved in a merger as a result of which Optionees are precluded from selling shares of the acquiring company until the publication of financial results covering post-merger combined operations ("Pooling Restrictions"), Options held by Optionees subject to such Pooling Restrictions (including options that are assumed or substituted pursuant to Section 12(c)) shall remain exercisable until five (5) business days after the expiration of such Pooling Restrictions (but not beyond the original term of the Option) notwithstanding an earlier termination of such Optionee's Continuous Status as an Employee. If, on the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified hereby, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          Notwithstanding the above, in the event of an Optionee's change in status from Consultant to Employee or Employee to Consultant, the Optionee's Continuous Status as an Employee or Consultant shall not automatically terminate solely as a result of such change in status. In such event, an Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option three months and one day following such change of status.

     (c) Disability of Optionee. Upon termination of an Optionee's Continuous Status as an Employee as a result of the Optionee's Disability, the Optionee may exercise his or her Option at any time within twelve (12) months (or such other period of time as is determined by the Administrator but in no event less than six (6) months) from the date of termination, but only to the extent that the Optionee is entitled to exercise it on the date of termination (and in no event later than the expiration of the term of the Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     (d) Death of Optionee. In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months (or such other period of time as is determined by the Administrator but in no event less than six (6) months) following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

     (e) Rule 16b-3. Options granted to individuals subject to Section 16 of the Exchange Act ("Insiders") must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

11.  Limited Transferability of Options.

     Unless determined otherwise by the Administrator, Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee, only by the Optionee. If the Administrator in its sole discretion makes an Option transferable, such Option may only be transferred by (i) will, (ii) the laws of descent and distribution, (iii) instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the Optionee, or (iv) gift to a member of Optionee's immediate family (as such term is defined in Rule 16a-1(e) of the Exchange Act). In addition, any transferable Option shall contain additional terms and conditions as the Administrator deems appropriate.

12.  Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset
     Sale.

     (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option, and the number of

          Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

     (c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Company, at its sole discretion, will use reasonable efforts to have each outstanding Option be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Option shall terminate upon the date of the consummation of such merger or sale. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

13.  Date of Grant.

     The date of grant for all Options hereunder shall be, for all purposes, the date on which the Administrator makes the determination granting such Option. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

14.  Amendment and Termination of the Plan.

     (a) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Sections 162(m) or 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

     (b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall materially impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

15.  Conditions Upon Issuance of Shares.

     (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     (b) Investment Representations. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise such matters as shall entitle the Company to issue the Shares subject to such Option pursuant to an exemption from registration thereof under the Securities Act of 1933, as amended, including that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.  Liability of Company.

     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.  Reservation of Shares.

     The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18.  Stockholder Approval.

     The Plan shall be approved by the stockholders of the Company prior to the grant of any Options hereunder. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

19.  Information to Optionees.

     Until such time as a merger occurs between the Company and a publicly traded company in which the options under the Plan are assumed as set forth in Section 12, the Company shall provide to each Optionee and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Optionee has one or more Options outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

                                                                      Appendix D
                                                                      ----------

                               CIRRUS LOGIC, INC.
                             2002 STOCK OPTION PLAN
                     (as amended effective November 1, 2002)


1.   Purposes of the Plan.

     The purposes of this Stock Option Plan are to attract and retain the best available personnel, to provide additional incentive to Employees and Consultants and to promote the success of the Company's business.

2.   Definitions.

     As used herein, the following definitions shall apply:

     (a)  "Administrator" means the Board or the Committee.

     (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

     (c) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

     (d)  "Award" means the grant of an Option under the Plan.

     (e) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

     (f)  "Board" means the Board of Directors of the Company.

     (g)  "Code" means the Internal Revenue Code of 1986, as amended.

     (h)  "Committee" means the Compensation Committee of the Board.

     (i)  "Common Stock" means the common stock of the Company.

     (j)  "Company" means Cirrus Logic, Inc., a Delaware corporation.

     (k) "Consultant" means any person (other than an Employee or a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

     (l) "Continuous Service" means that the provision of services to the Company or a Related Entity in any capacity of Employee or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

     (m)  "Corporate Transaction" means any of the following transactions:

          (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations); or

          (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

     (n)  "Director" means a member of the Board.

     (o) "Disability" means a Grantee would qualify for benefit payments under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, "Disability" means that a Grantee is permanently unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

     (p) "Employee" means any person, other than an Officer or Director, who is an employee of the Company or any Related Entity.

     (q)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (r) "Fair Market Value" means, that as of any date, the value of Common Stock shall be the closing price for a Share for the market trading day on such date (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable, or if the Common Stock is not traded on any exchange or national market system, the average of the closing bid and ask prices of a Share on the Nasdaq Small Cap Market on such date (or, if no closing prices were reported on that date, on the last trading date on which closing prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

     (s) "Grantee" means an Employee or Consultant who receives an Award pursuant to an Award Agreement under the Plan.

     (t) "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

     (u) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (v) "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (w) "Option" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan that is not intended to qualify as an Incentive Stock Option.

     (x) "Option Exchange Program" shall mean a program approved by the Administrator whereby outstanding Options are canceled at a time when the exercise price thereof may be equal to, greater than or less than the Fair Market Value of the Common Stock in exchange for other Options (or stock options granted pursuant to a plan of a Parent or Subsidiary of the Company), whether or not such other Options or stock options are delivered simultaneously with the cancellation and whether or not the cancellation is voluntary on the part of the Optionee (or any action that has the same effect as the foregoing).

     (y) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (z)  "Plan" means this 2002 Stock Option Plan.

     (aa) "Related Entity" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

     (bb) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

     (cc) "Share" means a share of the Common Stock.

     (dd) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.   Stock Subject to the Plan.

     Subject to the provisions of Section 10, below, the maximum aggregate number of Shares that may be issued pursuant to all Awards is 6,000,000 (six million) Shares, and commencing with the first business day of each fiscal year beginning with March 31, 2003, such maximum aggregate number of Shares shall be increased by a number equal to four percent (4%) of the number of

     Shares outstanding as of the last business day of the immediately preceding fiscal year. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

     Any Shares covered by an Award (or portion of an Award) that is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.   Administration of the Plan.

     (a)  Plan Administrator.

          (i) Administration. The Plan shall be administered by (A) the Board or (B) the Committee. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

          (ii) Administration. Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by Applicable Laws.

     (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

          (i) to select the Employees and Consultants to whom Awards may be granted from time to time hereunder;

          (ii) to determine whether and to what extent Awards are granted hereunder;

         (iii) to determine the number of Shares to be covered by each Award granted hereunder;

          (iv) to approve forms of Award Agreements for use under the Plan;

          (v) to determine the terms and conditions of any Award granted hereunder;

          (vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

         (vii) to implement an Option Exchange Program on such terms and conditions as the Administrator in its discretion deems appropriate, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

        (viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

          (ix) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

          (x) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

5.   Eligibility.

     An Employee or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

6.   Terms and Conditions of Awards.

     (a) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in Share price, earnings per Share, total shareholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

     (b) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

     (c) Term of Award. The term of each Award shall be the term stated in the Award Agreement provided, however, that the term shall be no more than ten (10) years from the date of grant thereof.

     (d) Transferability of Awards. Awards may not be transferred except as provided in the Award Agreement or in the manner and to the extent determined by the Administrator.

     (e) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7.   Award Exercise Price, Consideration and Taxes.

     (a) Exercise Price. The exercise price for an Option shall be determined by the Administrator and stated in the Award Agreement, provided that the per Share exercise price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

     (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award, including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

          (i)  cash;

          (ii) check;

          (iii) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

          (iv) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator); or

          (v)  any combination of the foregoing methods of payment.

     (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8.   Exercise of Award.

     (a)  Procedure for Exercise; Rights as a Shareholder.

          (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

          (ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of the Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

     (b)  Exercise of Award Following Termination of Continuous Service.


          (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Service only to the extent provided in the Award Agreement.

          (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

9.   Conditions Upon Issuance of Shares.

     (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.  Adjustments Upon Changes in Capitalization.

     Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar event affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section 424(a) of the Code applies or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.  Corporate Transactions.

     In the event of a Corporate Transaction, each outstanding Award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, or in the event that the successor corporation refuses to assume or substitute for the Award, the Grantee shall have the right to exercise the Award as to all of the stock subject to the Award, including Shares that would not otherwise be exercisable. If an Award is exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Administrator shall notify the Grantee that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the Corporate Transaction, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Corporate Transaction, the consideration received in the Corporate Transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Corporate Transaction was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction.

12.  Dissolution or Liquidation.

     In the event of the dissolution or liquidation of the Company, the Administrator shall notify each Grantee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Grantee to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares that would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

13.  Effective Date and Term of Plan.

     The Plan shall become effective upon its adoption by the Board. It shall continue in effect indefinitely until it is terminated by the Board. Subject to Applicable Laws, Awards may be granted under the Plan upon it becoming effective.

14.  Amendment, Suspension or Termination of the Plan.

     (a)  The Board may at any time amend, suspend or terminate the Plan.

     (b) The Administrator may amend the terms of any outstanding Award, prospectively or retroactively, but no such amendment shall (i) impair the rights of any Grantee without the Grantee's consent or (ii) modify the terms of any Award in a manner inconsistent with the provisions of the Plan. Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in Applicable Laws and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules.

     (c) No Award may be granted during any suspension of the Plan or after termination of the Plan.

     (d) Any amendment, suspension or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

15.  Reservation of Shares.

     (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.  No Effect on Terms of Employment/Consulting Relationship.

     The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the Company's right to terminate the Grantee's Continuous Service at any time, with or without cause.

17.  No Effect on Retirement and Other Benefit Plans.

     Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

                                                                      Schedule I
                                                                      ----------

                      INFORMATION CONCERNING THE DIRECTORS
                  AND EXECUTIVE OFFICERS OF CIRRUS LOGIC, INC.

     The directors and executive officers of Cirrus Logic and their positions and offices as of November 20, 2002, are set forth in the following table:

Name                                          Position and Offices Held
----                                          -------------------------

David D. French.............................  Chief Executive Officer, President and Director
D. James Guzy...............................  Director
Michael L. Hackworth........................  Chairman of the Board of Directors
Suhas S. Patil..............................  Chairman Emeritus and Director
Walden C. Rhines............................  Director
William D. Sherman..........................  Director
Robert H. Smith.............................  Director
Craig H. Ensley.............................  Senior Vice President, Engineering
Jerry Gray..................................  Senior Vice President, Worldwide Operations
Terry Leeder................................  Senior Vice President, Sales and Marketing
Stephanie Lucie.............................  Vice President and Assistant Secretary
Steven D. Overly............................  Senior Vice President,
                                              Chief Financial Officer, General Counsel, Secretary
Kirk Patterson..............................  Vice President and Corporate Controller

     The address of each director and executive officer is c/o Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746.

================================================================================






                  Offer to Exchange Certain Outstanding Options

                                       of

                               Cirrus Logic, Inc.







 Any questions or requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to:


                               Cirrus Logic, Inc.
                                2901 Via Fortuna
                               Austin, Texas 78746
                      Attn: Stock Administration Department
                        Bonnie Niemtschk: (512) 851-4359
                        Rosalind Chavoya: (512) 851-4371
                      E-mail Address: stockadmin@cirrus.com




                                November 20, 2002